Exhibit 2.22

EXECUTION COPY

FACILITY AGREEMENT

For facilities of up to €210,000,000 and US$30,000,000

dated 30 September 2004

for

WATERFORD WEDGWOOD PLC

Agent

BURDALE FINANCIAL LIMITED

Nabarro Nathanson

Lacon House

Theobald’s Road

London  WC1X 8RW

Tel:  020 7524 6000

CONTENTS

Clause	Subject matter

1.	Definitions and interpretation

2.	The Facilities

3.	Purpose

4.	Conditions of Utilisation

5.	Utilisation

6.	Restrictions Applicable To Individual Facilities

7.	Extended Term Loan Facility

8.	Receivables Finance Facility

9.	Senior Tranche B Facility

10.	Provisions Concerning L/Cs

11.	Cure rights

12.	Repayment

13.	Cancellation

14.	Interest

15.	Fees

16.	Tax gross-up and set off

17	Increased costs

18.	Other indemnities

19.	Mitigation by the Lenders

20.	Costs and expenses

21.	Guarantee and indemnity

22.	Representations

23	Information and Financial undertakings

24.	General undertakings

25.	Events of Default

26.	Changes to the Lenders

27.	Changes to the Obligors

28.	Role of the Agent

29.	Conduct of business by the Finance Parties

30.	Sharing among the Finance Parties

31.	Payment mechanics

32.	Amendments and waivers

33.	Notices

34.	Miscellaneous Provisions

35.	Remedies and Waivers

36.	Counterparts

37.	Governing law

38.	Enforcement

SCHEDULE 1	The Original Obligors

Part I The Original Borrowers

Part II The Original Guarantors

SCHEDULE 2	Conditions precedent

Part I - General

Part II - Security

SCHEDULE 3	Reporting and Financial Undertakings; Margin Adjustment; Adjustments to the Facilities

SCHEDULE 4	Provisions Applicable to US Lenders and the Administration of the Senior Facilities

SCHEDULE 5	Forms of Request

Part I – Form of Receivables Notice

PART II - Form of Cash Request

PART III - Form of L/C Request

PART IV - Form of Term Loan Request

PART V - Form of Senior Tranche B Request

SCHEDULE 6	Form of Accession Letter

SCHEDULE 7	Form of accession documents part i – form of transfer certificate

SCHEDULE 8	Permitted Disposals

SCHEDULE 9	Existing Financial Indebtedness

EXECUTION PAGES

THIS AGREEMENT is dated 30 September 2004 and made between:

(1)         WATERFORD WEDGWOOD PLC (Registered in Ireland No.11861) (the “Company”);

(2)         THE AFFILIATES of the Company listed in Part I of Schedule 1 (The Original Obligors) as original borrowers (together with the Company the “Original Borrowers”);

(3)         THE AFFILIATES of the Company listed in Part II of Schedule 1 (The Original Obligors) as original guarantors (together with the Company the “Original Guarantors”);

(4)         THE FINANCIAL INSTITUTIONS listed under the heading “Senior Lenders” on the execution pages of this Agreement (the “Original Senior Lenders”);

(5)         THE FINANCIAL INSTITUTIONS listed under the heading “Senior Tranche B Lenders” on the execution pages of this Agreement (the “Original Senior Tranche B Lenders”);

(6)         THE FINANCIAL INSTITUTIONS which become Parties to this Agreement as Ancillary Facility Providers in accordance with Clause 26 (Changes to the Lenders) (the “Ancillary Facility Providers”); and

(7)         BURDALE FINANCIAL LIMITED (Registered in England and Wales No 2656007) as agent of the other Finance Parties (the “Agent”).

WHEREAS:

(A)         The Original Senior Lenders have agreed to make available to the Borrowers:

(i)           certain working capital facilities (comprising a receivables financing facility, a revolving credit facility, and an extended term loan facility); and

(ii)          certain term loan facilities (comprising a property loan facility and an equipment loan facility).

(B)         The Original Senior Tranche B Lenders have agreed to make available to the Company a facility of up to US$30,000,000.

(C)         The parties have agreed to execute this Agreement to record the terms upon which the facilities will be made available.

IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Actual Date of Payment” means in relation to a Receivable, the date on which full payment in respect of that Receivable is made into a Blocked Account by the relevant account debtor or the relevant Obligor.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 27.2 (Additional Borrowers).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27.3 (Additional Guarantors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Subordinated Facility” means any facility provided to any Obligor which is subordinated on terms acceptable to the Majority Lenders.

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Ancillary Accession Agreement” means an agreement substantially in the form set out in Part II of Schedule 7 (Form of Ancillary Accession Agreement) or any other form agreed between the Agent and the Company.

“Ancillary Facilities” means any interest rate, commodity or foreign exchange facilities (whether consisting of rate swaps, basis swaps, forward rate agreements, commodity swaps, interest rate options, forward foreign exchange agreements, spot foreign exchange agreements, rate cap agreements, floor agreements, rate collar agreements, currency swap agreements, cross-currency rate swap agreements, currency options and any other similar arrangement, or option to enter into any such arrangement, for the purpose of protecting against or managing exposure to fluctuations in commodity prices, interest or exchange rates) made available to the Borrowers by an Ancillary Facility Provider up to a maximum stated or combined facility limit or exposure (calculated on a marked-to-market basis) of €10,000,000.

“Ancillary Facility Agreement” means any agreement or agreements under which an Ancillary Facility Provider agrees to make Ancillary Facilities available to the Borrowers.

“Australian Dollars” and “A$” means the lawful currency of Australia.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means:

(a)           in relation to a Senior Lender, that Senior Lender’s Senior Commitment LESS that Senior Lender’s participation in all outstanding Utilisations in respect of the Senior Facilities;

(b)           in relation to a Senior Tranche B Lender, that Senior Tranche B Lender’s Senior Tranche B Commitment LESS that Senior Tranche B Lender’s participation in all outstanding Utilisations in respect of the Senior Tranche B

Facility.

“Availability Limit” means each of the limits on the utilisation of the Facilities established or referred to in Clause 6 (Restrictions applicable to Individual Facilities).

“Availability Period” means:

(a)           in relation to the Extended Term Loan Facility, the Property Loan Facility, the Equipment Loan Facility and the Senior Tranche B Facility, the period from and including the date of this Agreement to and including the date falling five Business Days after such date; and

(b)           in relation to the Receivables Finance Facility and the Revolving Credit Facility the period from and including the date of this Agreement to and including the date falling five Business Days prior to the First Repayment Date;

or (in each case) such later date as the Agent and the Lenders may allow.

“Blocked Accounts” has the meaning given to it in the Debenture or in any other Security Document executed by any Obligor and which creates security over any bank account.

“Borrower” means an Original Borrower or an Additional Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and:

(a)           (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)           (in relation to any date for payment or purchase of euro) any TARGET Day.

“Capital Stock” means

(a)           with respect to any Person that is a company or corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(b)           with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Cash Request” means a request in the form set out in Part II of Schedule 5 (Forms of Request) .

“Charged Accounts” means the Blocked Accounts and the Other Accounts.

“CIT Facility” means a US$6,000,000 non-recourse receivables factoring facility made available to WC Designs under the terms of an agreement dated 5 March 1999 as may have been amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all governmental rules, regulations and interpretations thereunder or related thereto.

“Collateral” means all of the security provided to the Agent and the Lenders pursuant to the Security Documents.

i.           “Commitment” means in relation to a Lender, its Senior Commitment or its Senior Tranche B Commitment (as the context may require).

“Common Stock” of any Person means any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Credit Card Agreements” means all agreements now or hereafter entered into by a Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any person (other than any Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer, and shall include, without limitation, Paymentech and Capital One.

“Credit Card Receivables” means, collectively, all present and future rights of any Borrower to payment from any Credit Card Issuer, Credit Card Processor, including, without limitation, all MasterCard/VISA Receivables or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and all present and future rights of any Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

“Debenture” means the first-ranking debenture, deed of charge or equivalent security documentation executed or to be executed by the UK Obligors in favour of the Agent.

“Deed of Accession” has the meaning given to it in the Debenture.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dilution Rate” means the monthly value of credit notes and non-cash credits issued by a Borrower as a percentage of the monthly value of sales.

“Documents” means (i) in the case of a trade or commercial L/C issued in connection with the purchase of any Goods, any and all documents which represent or relate to those Goods and/or the possession of and/or ownership of and/or insurance of and/or warehousing of and/or any other dealing in or with those Goods and (ii) in the case of a standby L/C issued in order to secure the performance of an obligation or any liability arising in respect of a breach of an obligation, a demand and any other document presented by the beneficiary of such L/C.

“EBITDA” means, in relation to any member of the Group, for any period its losses/profits for that period but (i) adding back any amounts in respect of interest, taxation, depreciation and amortisation, (ii) excluding any exceptional or extraordinary profits and (iii) adding back the non-cash costs of any rationalisation or reorganisation programme.

“EI Preference Shares” means the preference shares in Waterford Crystal Limited allotted to Enterprise Ireland on the terms of a preference share agreement with Enterprise Ireland.

“EI Pre-emption Right” means the right of Waterford Wedgwood Group PLC to purchase the EI Preference Shares prior to the EI Redemption Date on the terms set out in the EI Preference Share Agreement.

“EI Redemption Date” means the fifth anniversary of the date of the allotment of the EI Preference Shares.

“Eligible Equipment” means any Equipment which is or may become subject to a first fixed legal mortgage under the terms of the Debenture.

“Eligible Receivables” has the meaning given to it in Schedule 3 (Reporting and Financial Undertakings; Margin Adjustment; Revisions to the Facilities).

“Eligible Stock” has the meaning given to it in Schedule 3 (Reporting and Financial Undertakings; Margin Adjustment; Revisions to the Facilities).

“Enforcement Action” has the meaning given to it in the Intercreditor Agreement.

“Enforcement Event” has the meaning given to it in the Intercreditor Agreement.

“Enforcement Point” has the meaning given to it in the Intercreditor Agreement.

“Equipment” has the meaning given to it in the Debenture or in any other Security Document which creates security over equipment.

“Equipment Loan” means a loan made in respect of the Equipment Loan Facility.

“Equipment Loan Facility” has the meaning given to it in Clause 2.2 (a) (The Term Loan Facilities).

“Equipment Valuation” means a valuation of the Eligible Equipment carried out by an appraiser approved by the Agent on the basis of estimated restricted realisation price.

“ERISA” means the Employee Retirement Income Security Act of 1974 together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a US Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan with respect to which the notice requirements have not been waived by the Department of Labor; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) a complete or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (vi) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (vii) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (viii) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate in excess of US$ 5,000,000 and (ix) any other event or condition with respect to a Plan including any Plan maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of US$ 5,000,000.

“Euro” and “€” mean the lawful currency of the Participating Member States.

“Euro Equivalent” means in relation to any amount outstanding, denominated or expressed in a currency other than euro, the amount in euro which can be purchased with such amount at the Exchange Rate on any relevant day.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Exchange Rate” means the prevailing spot rate of exchange of such bank as the Agent may select for the purpose, at or around 11 am on the date on which any conversion of or calculation in any currency is to be made under this Agreement.

“Existing Group Indebtedness” means the indebtedness of the Company and its Affiliates evidenced by:

(a)             an agreement dated 29 November 1999 and made between (among others) the Company, The Royal Bank of Scotland (as agent, which has subsequently been replaced by Bank of Ireland) and the lenders named therein, as that agreement has subsequently been amended, amended and restated, or supplemented;

(b)             the notes issued pursuant to the Note Purchase Agreements, dated 18 November 1998 between (among others) Waterford Wedgwood Finance Inc and the Company, as such agreements have subsequently been amended, amended and restated or supplemented; and

(c)             the agreements constituting the Rosenthal Facilities.

“Expiry Date” means, in relation to an L/C, the last day of its Term.

“Extended Term Loan” means a Loan made in respect of the Extended Term Loan Facility.

“Extended Term Loan Facility” has the meaning given to it in Clause 2.1(a) (The Working Capital Facilities).

“Facility” means the Property Loan Facility, the Equipment Loan Facility, the Receivables Finance Facility, the Revolving Credit Facility, the Extended Term Loan Facility, any Ancillary Facility and the Senior Tranche B Facility.

“Facility Office” means the office notified by a Lender to the Agent in writing on or before the date on which it becomes a Lender (or, following that date, by not less than five Business Days written notice) as the office through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Company setting out the fees payable to the Agent and/or the Senior Lenders referred to in Clause 15 (Fees).

“Feeder Accounts” means accounts which are charged to the Agent pursuant to any Security Document but with respect to which the account - holding bank has not acknowledged any notice of the relevant Security Interest or entered into any agreement with the Agent with respect thereto.

“Finance Document” means this Agreement, the Security Documents, any document evidencing the terms of any Ancillary Facility, any L/C, the Intercreditor Agreement,

any Accession Letter, any document executed pursuant to the terms of paragraph (D) of Schedule 3 (Reporting and Financial Undertakings; Margin Adjustment; Adjustments to the Facilities) or otherwise pursuant to the terms of this Agreement, and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)        moneys borrowed;

(b)        any amount raised by acceptance under any acceptance credit facility;

(c)        any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)        the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)        receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)         any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)        any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value shall be taken into account);

(h)        any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)         (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“First Repayment Date” means the date falling three years after the date of this Agreement.

“Funding Lender” means Burdale Financial Limited in its individual capacity and not otherwise as a Senior Lender or the Agent and such other Senior Lender as the Agent agrees may make funds available on behalf of a Participating Lender in accordance with the terms of this Agreement.

“GAAP” means, in relation to any Obligor, generally accepted accounting principles in Ireland or other country of incorporation where applicable.

“German Borrowers” means any Borrower which is incorporated in Germany.

“German Guarantors” means any Guarantor which is incorporated in Germany.

“German Obligor” means any German Borrower and any German Guarantor.

“Goods” means all Stock, produce, inventory and/or other goods and in respect of which an L/C has been issued.

“Group” means the Company and its Subsidiaries.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“High Yield Bonds” means the approximately €166,000,000 mezzanine notes of the Company due 2010 issued on 1 December 2003.

“High Yield Bond Indenture” means the mezzanine indenture dated as of 1 December 2003 made between, among others, the Company and The Bank of New York as trustee, with respect to the High Yield Bonds as amended, amended and restated or supplemented from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Intellectual Property Rights” means patents, trade marks, service marks, registered designs, applications for any of those rights, trade and business names, unregistered trade marks and service marks, copyrights, database rights, rights in designs, know how and inventions of the same or similar effect or nature as those listed above anywhere in the world.

“Intercreditor Agreement” means an Intercreditor and Security Trust Agreement between the Company (1), the Subsidiaries named therein (2), the Agent (3) The Bank of New York, (4) and the Creditors named therein (5).

“Intra-Group Security Documents” means a second charge by Rosenthal and Waterford Wedgwood USA Inc over their respective assets to secure all moneys from time to time owing by each of them to the Company, Wedgwood Limited, Statum Limited and Josiah Wedgwood & Sons Limited in respect of trade accounts payable to such companies arising in the ordinary course of business and, except in the case of Rosenthal, not overdue by 90 days or more (and in the case of Rosenthal certain intra-group loans made to it).

“Ireland” means Ireland excluding Northern Ireland.

“Irish Borrower” means any Borrower which is incorporated in Ireland.

“Irish Guarantor” means any Guarantor which is incorporated in Ireland.

“Irish Obligor” means any Irish Borrower or any Irish Guarantor.

“IRS” means the United States Internal Revenue Service or any successor.

“L/C” means:

(a)     a letter of credit, performance bond, guarantee or similar assurance which is from time to time either (i) opened or issued by the Agent for the account of a Borrower or (ii) with respect to which the Agent has agreed to indemnify the issuer or to guarantee the obligations of a Borrower to such issuer, and

(b)     any indemnity issued by the Agent with respect to any of the foregoing.

“L/C Exposure” means:

(a)     in relation to an L/C opened for the purpose of purchasing Eligible Stock, the face amount of such L/C less the aggregate of (i) the relevant Stock Percentage of the cost of such Eligible Stock covered by that L/C and (ii) all freight, taxes, duties and other amounts estimated by the Agent to be payable in order to ensure the delivery of such Eligible Stock to the premises of the relevant Borrower; and

(b)     in relation to any other L/C, the face amount of such L/C and other   commitments assumed by the Agent with respect thereto.

“L/C Limit” means €15,000,000.

“L/C Request” means a request in the form set out in Part III of Schedule 5 (Forms of Request).

“Lender” means any Senior Lender, any Ancillary Facility Provider and any Senior Tranche B Lender.

“LIBOR” means:

(a)     the 30 day euro LIBOR (or, in the case of the Senior Tranche B Facility, the 30, 60 or 90 day US dollar LIBOR) rate (or, as the case may be, the corresponding rate for the currency in which the relevant amount is outstanding) on the first Business Day of each month in the Financial Times, London edition as conclusively determined by the Agent; or

(b)     (if, for any reason, the Financial Times, London edition ceases or fails to quote such a rate) the Agent’s cost of funds from whichever source it may reasonably select.

“Loan” includes the Extended Term Loan, the Equipment Loan, the Property Loan, a Receivables Loan, a Revolving Loan and a Senior Tranche B Loan.

“Majority Lenders” means:

(a)     if there are no Utilisations then outstanding in respect of the Facilities, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)     at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding in respect of the Facilities aggregate more than 66 2/3% of all of such Utilisations then outstanding.

Where necessary in order to give effect to this definition, the Senior Tranche B Commitment or the amounts outstanding in respect of the Senior Tranche B Loan shall be converted into euro at the Exchange Rate.

“Majority Senior Tranche B Lenders” means

(a)        if there are no Utilisations then outstanding in respect of the Senior Tranche B Facility, a Senior Tranche B Lender or Senior Tranche B Lenders whose Senior Tranche B Commitments aggregate more than 66 2/3% of the Total Senior Tranche B Commitments (or if the Total Senior Tranche B Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Senior Tranche B Commitments immediately prior to the reduction); or

(b)       at any other time, a Senior Tranche B Lender or Senior Tranche B Lenders whose participations in the Senior Tranche B Loan aggregate more than 66 2/3% of the outstanding Tranche B Loan.

“Mandatory Cost” means the cost (calculated as a percentage rate per annum) of each Lender complying with the requirements of the Bank of England and/or the Financial Services Authority and/or any other applicable regulatory authority in respect of monetary or liquidity controls or otherwise.

“Margin” means the Senior Margin or the Senior Tranche B Margin, as the context may require.

“Material Adverse Effect” means an effect which (in the reasonable opinion of the Majority Lenders) results in or is likely to result in a material adverse change in (i) the business, performance, operations or assets of the Obligors (whether individually or collectively); or (ii) the ability of any Obligor to perform any of its respective obligations under any of the Finance Documents; or (iii) the legality, validity, priority or enforceability of any obligations or security created by or arising under any Finance Document.  An event shall be deemed not to have a Material Adverse Effect if, in the opinion of the Majority Lenders, their ability to make a full recovery from the Group as a whole is not materially prejudiced as a result of the occurrence of such event.  Where an Obligor is required to represent or to covenant that no event having a Material Adverse Effect has occurred, the words “(in the reasonable opinion of such Obligor)” shall for that purpose be substituted for the words “(in the reasonable opinion of the Majority Lenders)” in this definition.

“Material Subsidiary” means a Subsidiary of the Company on a non-consolidated basis whose profit before tax (or, if there is no consolidated profit before tax, whose EBITDA), total assets or turnover account for more than 1.25 per cent or more of (i) the consolidated profit before tax of the Group (or, as the case may be, the consolidated EBITDA of the Group), (ii) the total assets of the Group or (iii) the turnover of the Group.  For these purposes, any calculation of the total assets of a Subsidiary or of the Group shall exclude intra-Group indebtedness and investments in Subsidiaries.

“Maturity Date” means, in relation to a Receivable, the Business Day which is, or immediately succeeds, the date which is the earlier of (i) 60 days after the contractual due date for payment in respect of such Receivable and (ii) 120 days after the date of the invoice in respect of such Receivable.

“Mortgaged Property” means any real property which is from time to time charged in favour of the Agent by way of first legal mortgage (or equivalent security arrangement in any other jurisdiction).

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Obligor or any ERISA Affiliate.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Stock at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Stock received by Agent in accordance with this Agreement net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Stock subject to such appraisal.

“Net Stock Value” means the lower of the cost or market value of Stock as determined by the relevant Borrower in accordance with its customary practices and procedures (as disclosed to the Agent prior to the date of this Agreement or, in the case of an Additional Borrower, prior to the Additional Borrower becoming a Borrower, and as may be varied from time to time with the Agent’s written consent).

“Net Worth” means at any time the aggregate paid up amount of the issued share capital of the Company and the aggregate amount of the Company’s consolidated reserves:

(a)                  deducting any revaluation reserve;

(b)         deducting goodwill and intangible assets;

(c)            deducting deferred Tax;

(d)            adding back or deducting (as applicable) any adjustment made after 31 March 2004 under FRS 17 or any replacement thereof; and

(b)                   (e)     making such other reasonable adjustments as the Agent may from time to time require or approve in writing to ensure consistency year on year and which are notified to the Company prior to the commencement of the relevant accounting period.

“New Subsidiary” means a Subsidiary acquired by any member of the Group after the date of this Agreement.

“Non-US Borrowers” means all Borrowers other than the US Borrowers.

“Non-US Lender” “ means a Lender that is organized or otherwise incorporated under the laws of a jurisdiction             outside of the United States of America.

“Obligor” means a Borrower or a Guarantor.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Other Accounts” has the meaning given to it in the Debenture or in any other Security Document which creates security over bank accounts.

“Participating Lender” means a US Lender that elects to exercise its option to have certain Utilisations funded on its behalf by the Funding Lenders in accordance with Clause 5.5 (Settlements; Funding Arrangements).

“Participating Member State” means any Member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Currency” means sterling, US dollars, euro and Japanese yen.

“Permitted Holders” means, collectively, (i) Sir Anthony O’Reilly and Peter John Goulandris, and (ii) any Related Person of any Permitted Holder described in the preceding paragraph (i), and any successor to any such Permitted Holder, or Related Person.

“Person” means an individual, partnership, company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Obligor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

 “Prime Rate” means the rate from time to time quoted by Wachovia Bank NA to be its prime or equivalent rate for advances in US dollars.

“Pro Rata Share” means, subject to Clause 2.8 (Ancillary Facility Provider):

(a)        in relation to a Senior Lender and its participation in a Utilisation of the Senior Facilities, the proportion which the Senior Commitment of that Senior Lender bears to the Total Senior Commitments immediately prior to the intended Utilisation Date (provided that, if the Senior Commitment of such Senior Lender has been terminated, the numerator of such proportion shall be the outstanding amount of such Senior Lender’s participation in such Senior Loans and the denominator of such proportion shall be the aggregate amount of such Senior Loans);

(b)        in relation to a Senior Tranche B Lender and its participation in a Utilisation of the Senior Tranche B Facility, the proportion which the Senior Tranche B

Commitment of that Senior Tranche B Lender bears to the Total Senior Tranche B Commitments immediately prior to the intended Utilisation Dates; and

(c)        in any other case, in relation to a Lender, the fraction (expressed as a percentage) obtained by dividing (i) such Lender’s Commitment by (ii) the Total Commitments, provided that, if all of the Commitments have been terminated, the numerator of such fraction shall be the outstanding amount of such Lender’s participation in the outstanding Loans and the denominator of such fraction shall be the aggregate amount of all outstanding Loans at the relevant time).

“Property Loan” means a loan made in respect of the Property Loan Facility.

“Property Loan Facility” has the meaning given to it in clause 2.2(b) (The Term Loan Facilities).

“Property Valuation” means a valuation of the Mortgaged Property carried out by a valuer appointed or approved by the Agent on the basis of estimated restricted realisation value as defined in the current Statements of Asset Valuation and Practice and Guidance Notes issued by the Royal Institute of Chartered Surveyors.

“Receivable” means (i) any debt owing to a Borrower, in respect of an invoice issued by that Borrower in the course of its trade, together with all connected rights, claims, deposits and payments and (ii) any debt owing to a Borrower under any letter of credit, guarantee or similar assurance of payment with respect to any such debt, invoice or connected rights (but excluding any sales or similar taxes which are held on trust for the revenue authorities in the jurisdiction concerned).

“Receivables Advance Amount” means, in respect of an Eligible Receivable, the amount produced by (i) deducting from the face amount of such Eligible Receivable the maximum discounts, credits and allowances of any nature which may be taken by or granted to such account debtor or any other person in connection with such Eligible Receivable and (ii) multiplying the resultant balance by the applicable Receivables Percentage.

“Receivables Finance Facility” has the meaning given to it in Clause 2.1(b) (The Working Capital Facilities).

“Receivables Limit” means €100,000,000.

“Receivables Loan” means a loan made in respect of the Receivables Finance Facility.

“Receivables Notice” means a notice in the form of Part I of Schedule 5 (Forms of Request).

“Receivables Percentage” means:

(a)     in relation to an Eligible Receivable owing by an account debtor to a Borrower established and carrying on business in the United Kingdom, Ireland or the United States, 85 per cent;

(b)     in relation to an Eligible Receivable (other than an Eligible Receivable of the kind described in (c), (d) or (e) below) which is owing by an account debtor to a Borrower and which is credit insured under arrangements which are acceptable to the Agent in its complete discretion, 85 per cent;

(c)     in relation to any Eligible Receivable which is owing by an account debtor to a German Borrower, 80 per cent;

(d)     in relation to any Eligible Receivable owing by an account debtor to a New Subsidiary, such percentage as the Company and the Agent may agree (but not in any event greater than 85 per cent); and

(e)     in relation to any other Eligible Receivable, such percentage as the Company and the Agent may agree (but not in any event greater than 85 per cent).

“Related Fund” shall mean any person that is engaged in the business of making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans or similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or such investment advisor.

“Related Person” with respect of any Permitted Holder means:

(a)        any controlling equityholder or majority (or more) owned Subsidiary of such Person; or

(b)       in the case of an individual, a spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(c)        any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons or any thereof constitute the beneficiaries, stockholder’s partners or owners thereof; or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Repeating Representations” means each of the representations set out in Clauses 22.1 (Status) to Clause 22.5 (Validity and Admissibility in Evidence), Clause 22.7 (No Default), Clause 22.12 (No proceedings pending or threatened) and Clause 22.15 (Material Subsidiaries).

“Required Lenders “ means the Majority Lenders and the Majority Senior Tranche B Lenders.

“Reserves” means reserves from time to time established by the Agent (acting reasonably) to reflect (i) the full amount of any liabilities or amounts which may (by virtue of any Security Interest granted to any person other than the Agent or the Finance Parties, the provisions of the Enterprise Act 2002, any other statutory provision or otherwise in force in any jurisdiction and which grants a preference or priority in payment) rank equally with or in priority to the Security Interests granted to the Agent or the Finance Parties under the Finance Documents or to reflect any Security Interests intended to be created pursuant to the Finance Documents and which may be unavailable to the Agent or the Finance Parties in the event of an insolvency of any Obligor, (ii) the amounts believed by the Agent to be necessary to provide for possible inaccuracies in any report or in any information provided to the Agent in connection with this Agreement, (iii) the amounts believed by the Agent to represent three months of all third party warehouse costs and similar liabilities where there is no access agreement in force on terms satisfactory to the Agent (or, in the case of warehouses in Germany, the amounts believed by the Agent to represent such costs and liabilities for the remaining period of the relevant lease), (iv) the general requirement of the Lenders for a reserve of €20,000,000 until the Group achieves EBITDA in excess of €80,000,000 in respect of any financial year as demonstrated in audited financial statements of the Group acceptable to all Lenders, (v) an amount equivalent to the principal amount from time to time outstanding in respect of the Rosenthal Subordinated Facility and, subject to Clauses 4.3(c) and 4.4,  the WW Subordinated Facility, (vi) a reserve of up to €10,000,000 to reflect the amount available in respect of the Ancillary Facilities, and (vii) the amounts owing by a Borrower to Credit Card Issuers or Credit Card Processors or in connection with the Credit Card Agreements, (viii) a reserve to reflect the German trustee in bankruptcy’s costs in collecting those Eligible Receivables owned by Rosenthal up to a maximum of 15% of the relevant Eligible Receivables.  The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Agent in good faith.

“Review Period” means each 12 month period ending (i) on or about 31 October 2004 and (ii) on or about the last day of each ensuing calendar month.

“Revolving Credit Facility” has the meaning given to it in Clause 2.1(c) (The Working Capital Facilities).

“Revolving Credit Limit” means €145,000,000.

“Revolving Loan” means a loan made in respect of the Revolving Credit Facility.

“Rollover Loan” means a Receivables Loan or a Revolving Loan which is:

(a)        made or to be made on the date on which an existing Loan (the “Maturing Loan”) is due to be repaid;

(b)       the aggregate amount of which is equal to or less than the Maturing Loan;

(c)        in the same currency as the Maturing Loan; and

(d)       made or to be made to the same Borrower for the purpose of refinancing the Maturing Loan.

“Rosenthal” means Rosenthal AG.

“Rosenthal Facilities” means:

(i)         a facility of €13,400,000 provided by Hypovereinsbank and secured (inter alia) on the intellectual property of Rosenthal;

(ii)        mortgage facilities totalling €4,400,000 provided by ING Bank, Hypovereinsbank and Allianz AG; and

(iii)       a factoring agreement of up to €10,000,000 provided by Heller Bank.

 “Rosenthal Sale and Leaseback” means the sale and leaseback by Rosenthal of its premises at WittelsbacherStrasse 49, Selb, Germany.

“Rosenthal Subordinated Facility” means the facility dated 25 June 2004 for €7,500,000 (excluding capitalised interest and other amounts capitalised) provided to Rosenthal by Anglo Irish Bank Corporation plc.

“Second Repayment Date” means 19 November 2008.

“Security Documents” includes (i) the Debenture, (ii) such further documents as may be necessary or desirable to constitute the security outlined in Part II of Schedule 2 (Conditions Precedent) and (iii) any other document from time to time executed by any person by way of security for the obligations of any Obligor pursuant to this Agreement.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any arrangement having similar effect.

“Security Trustee” means the Agent acting in its capacity as Security Trustee pursuant to any of the Finance Documents.

“Senior Commitment” means:

(a)        in relation to an Original Senior Lender, the amount stated as such beneath its name on the execution pages of this Agreement; and

(b)        in relation to any other Senior Lender, the amount of any Senior Commitment transferred to it under this Agreement.

“Senior Facility” means all of the Facilities, other than the Senior Tranche B Facility.

“Senior Facility Limit” means €140,000,000 (subject to adjustment in accordance with paragraph (D) of Schedule 3 (Adjustments to Facilities).

“Senior Lender” means:

(a)        any Original Senior Lender; and

(b)        any institution which becomes a party to this Agreement as a Senior Lender in accordance with Clause 26 (Changes to the Lenders).

“Senior Loan” means a Loan made in respect of any of the Senior Facilities.

“Senior Margin” means 2.5 per cent per annum or such lower percentage as may be ascertained in accordance with the provisions of paragraph (C) of Schedule 3 (Margin Adjustment).

“Senior Tranche B Commitment” means:

(a)        in relation to an Original Senior Tranche B Lender, the amount stated as such beneath its name on the execution pages of this Agreement; and

(b)        in relation to any other Senior Tranche B Lender, the amount of any Senior Tranche B Commitment transferred to it under this Agreement.

“Senior Tranche B Facility” has the meaning given to it in Clause 2.4 (The Senior Tranche B Facility).

“Senior Tranche B Facility Limit” means US$30,000,000.

“Senior Tranche B Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Senior Tranche B Lender and the Company setting out the fees payable to the Senior Tranche B Lender and referred to in Clause 15.7 (Senior Tranche B Fees).

“Senior Tranche B Lender” means:

(a)        any Original Senior Tranche B Lender; and

(b)       any institution which becomes a Senior Tranche B Lender in accordance with Clause 26 (Changes to the Lenders).

“Senior Tranche B Loan” means a loan in respect of the Senior Tranche B Facility.

“Senior Tranche B Margin” means:

(a)        during any period when the Senior Tranche B Loan bears interest by reference to LIBOR, 6.5 per cent per annum; and

(b)       during any period when the Senior Tranche B Loan bears interest by reference to the Prime Rate, 3.50 per cent per annum.

 “Senior Tranche B Request” means a request in the form set out in Part V of Schedule 5 (Forms of Request).

“Solvency Undertaking” means an undertaking from an Obligor to another Obligor sufficient to enable the beneficiary of that undertaking to be balance sheet solvent.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Stock” means each Borrower’s stock and inventory at any time.

“Stock Limit” means €130,000,000.

“Stock Percentage” means:

(a)        save as provided in (b) or (c) below, (i) with respect to Stock which constitutes finished goods, 65 per cent, (ii) with respect to Stock which constitutes raw materials, 55 per cent, (iii) with respect to Stock which constitutes retail stock, 65 per cent and (iv) with respect to Stock which constitutes work in progress, 40 per cent;

(b)        in relation to any US Borrower during the period 1 July – 31 December in any year, (i) with respect to Stock which constitutes raw materials, 55 per cent and (ii) with respect to any other Stock, the lower of (x) 75 per cent of cost and (y) 85 percent of the Net Recovery Percentage; and

(c)        with respect to the Stock of a New Subsidiary, such percentages as the Company and the Agent may agree (but in any event not greater than 85 per cent).

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985.

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system.

“Target Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 16.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 16.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 16.1 (Definitions).

“Term” means each period determined under this Agreement for which the Agent is under a liability under or with respect to an L/C.

“Term Loan Request” means a request in the form set out in Part V of Schedule 5 (Forms of Request).

“Total Availability” means at any relevant time, (i) the Total Receivables Availability; PLUS (ii) the Total Stock Availability LESS (iii) the amount of the Reserves.

“Total Commitments” means the aggregate of the Total Senior Commitments and the Total Senior Tranche B Commitments.

“Total Receivables Availability” means at any time the aggregate of the Receivables Advance Amounts of all of the Eligible Receivables.

“Total Senior Commitments” means the aggregate of the Senior Commitments of all of the Senior Lenders.

“Total Senior Tranche B Commitments” means the aggregate of the Senior Tranche B Commitments of all the Senior Tranche B Lenders.

“Total Stock Availability” means at any time, the Stock Percentage of the Net Stock Value of Eligible Stock at such time.

“Trading Cashflow” means in relation to any Review Period or any other period, the consolidated profit before tax on ordinary activities of the Group for that period:

(a)     adding back any depreciation or amortisation;

(b)     excluding any extraordinary or exceptional profits;

(c)     deducting any capital expenditure; and

(d)     making such other reasonable adjustments as the Lender may from time to time require or approve in writing to ensure consistency year on year and which are notified to the Company prior to the commencement of the relevant accounting period.

“Transfer Certificate” means a certificate substantially in the form set out in Part I of Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)     the proposed Transfer Date specified in the Transfer Certificate; and

(b)     the date on which the Agent executes the Transfer Certificate.

 “UK Borrowers” means any Borrower incorporated under the laws of any part of the United Kingdom.

“UK Guarantors” means any Guarantor incorporated under the laws of any part of the United Kingdom.

“UK Obligors” means the UK Borrowers and the UK Guarantors.

“US Borrowers” means any Borrower that is organised under the laws of a jurisdiction in the United States of America, any state thereof or the District of Columbia.

“US Dollars” and “US$” means the lawful currency of the United States of America.

“US Guarantors” means any Guarantor that is organised under the laws of any jurisdiction in the United States of America, any state thereof or the District of Columbia.

“US Lender” means a Senior Lender that is organised under the laws of the United States of America, any state thereof or the District of Columbia.

“US Obligors” means any US Borrower and the US Guarantors.

“US Tax” means any federal, state, local income, gross receipts, license, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by the United States of America including any interest, penalty or addition thereto, whether disputed or not.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” includes (as the context may require) a Cash Request, an L/C Request, a Term Loan Request and a Senior Tranche B Request.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“WC Designs” means Ashling Corporation and its Subsidiary WC Imports Inc, together trading as WC Designs.

“WW Subordinated Facility” means the facility for up to €32,500,000 (excluding capitalised interest and other amounts capitalised) dated on or about 28th May, 2004 provided to the Company by Anglo Irish Bank Corporation plc.

“Yen” means the lawful currency of Japan.

1.2         Construction

(a)             Unless a contrary indication appears, any reference in this Agreement to:

(i)         the “Agent”, any “Finance Party” or any “Obligor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)        “assets” includes present and future properties, revenues and rights of every description;

(iii)       a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, modified, supplemented, replaced, amended and restated or novated;

(iv)      “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)       a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)      a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)     a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, but (i) if such numerically corresponding day is not a Business Day, then such period shall end on the preceding Business Day and (ii) if there is no numerically corresponding day, such period shall end on the last Business Day in that month;

(viii)    the singular includes the plural and vice versa;

(ix)       a provision of law is a reference to that provision as amended or re-enacted; and

(x)        a time of day is a reference to London time.

(b)       Clause and Schedule headings are for ease of reference only.

(c)       A Default or an Event of Default is continuing if it has not been remedied or waived.

(d)       References in this Agreement to any matter concerning the financial statements of an Obligor or any calculation required to be made in relation thereto shall be construed or made with reference to the current accounting policies employed as at the date of this Agreement.

1.3         Third party rights

Save as expressly provided in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4         Currency Equivalents

Where there is a reference in this Agreement to any amount, limit or threshold expressed in a currency other than euro, in ascertaining whether or not that amount, limit or threshold has been attained, exceeded or achieved, an amount denominated in a currency other than euro shall be counted on the basis of the equivalent in euro, at the Exchange Rate.

1.5         Acknowledgment of Debt

(a)      Notwithstanding any other provision of any Finance Document, each Lender agrees to advance to the Original Borrowers (other than Rosenthal) €100 on the date of this Agreement, receipt of which amount is acknowledged by the Original Borrowers (other than Rosenthal).  The Parties agree that no interest will be payable on this advance amount and that, notwithstanding any other provision of any other Finance Document, this amount must not be repaid until the Lenders have received payment in full and final settlement of all other amounts owed to them under the Finance Documents and the Lender has no further actual or contingent obligations under the Finance Documents.

(b)     The Original Borrowers (other than Rosenthal) acknowledge that they are indebted to the Lenders for the principal amount of the Loans from time to time and the principal amount advanced in accordance with paragraph (a) above.

2.           THE FACILITIES

2.1         The Working Capital Facilities

Subject to the terms of this Agreement, and during the applicable Availability Period the Senior Lenders make available to the Borrowers:

(a)       an extended term loan facility (the “Extended Term Loan Facility”) of up to €30,000,000 pursuant to which the Senior Lenders will provide a term loan calculated and maintained by reference to Eligible Receivables and Eligible Stock;

(b)     a receivables finance facility (the “Receivables Finance Facility”) pursuant to which the Senior Lenders will from time to time make Loans to the Borrowers calculated by reference to the value of Eligible Receivables; and

(c)      a revolving credit facility (the “Revolving Credit Facility”) pursuant to which the Senior Lenders will from time to time (i) make Loans to the Borrowers or (ii) issue or procure the issue of L/Cs for the account of the Borrowers.

2.2          The Term Loan Facilities

Subject to the terms of this Agreement and during the applicable Availability Period, the Senior Lenders make available:

(a)     to Josiah Wedgwood & Sons Limited, Waterford Crystal (Manufacturing) Limited, Waterford Crystal Limited, Rosenthal and any other Borrower which owns Equipment approved by the Agent for the purposes of this Clause 2.2(a), an Equipment Loan denominated in euro such that the aggregate of the Equipment Loans shall not exceed the lesser of (x) 80 per cent of the Equipment Valuation delivered to the Agent prior to the date of this Agreement and (y) €7,500,000 (the “Equipment Loan Facility”); and

(b)     to Josiah Wedgwood & Sons Limited, Waterford Crystal Limited, Waterford Crystal (Manufacturing) Limited and any other Borrower which owns property approved by the Agent for the purposes of this Clause 2.2(b), a Property Loan denominated in euro such that the aggregate of the Property Loans shall not exceed the lesser of (x) 75 per cent of the Property Valuation delivered to the Agent prior to the date of this Agreement and (y) €20,000,000 (the “Property Loan Facility”).

2.3          The Ancillary Facilities

(a)      Subject to the terms of this Agreement and to the terms of separate facility letters or agreements separately concluded between them, the Ancillary Facility Provider agrees to make the Ancillary Facilities available to the Borrowers.

(b)     Subject to the provisions of this Agreement, amounts owing in respect of the Ancillary Facilities shall rank pari passu with amounts owing in respect of the other Facilities.

2.4          The Senior Tranche B Facility

Subject to the terms of this Agreement, and during the applicable Availability Period the Senior Tranche B Lenders agree to make available to the Company a term loan facility (the “Senior Tranche B Facility”) under which the Senior Tranche B Lenders will make a term loan denominated in US dollars to the Company.

2.5          Revisions to Senior Facilities and Syndication

(a)        The terms of the Senior Facilities (including the limits applicable thereto) may be adjusted in accordance with the terms of paragraph (D) of Schedule 3 (Adjustments to Facilities).

(b)        The Agent, in consultation with the Company, shall for a period of 26 weeks from the date of this Agreement use its reasonable endeavours to syndicate the Facilities such that the Total Senior Commitments are not less than €210,000,000.

2.6          Finance Parties’ rights and obligations

(a)          In the case of the Senior Facilities, the obligation of each Senior Lender shall be to contribute its Pro Rata Share of each Utilisation of the Senior Facilities.

(b)          In the case of the Senior Tranche B Facility, the obligation of each Senior Tranche B Lender shall be to contribute its Pro Rata Share of each Utilisation of the Senior Tranche B Facility.

(c)          The obligations of each Finance Party under the Finance Documents are several and not joint.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(d)          The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(e)          A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.7          Rosenthal’s rights and obligations

For the avoidance of doubt and notwithstanding any provision to the contrary in any Finance Document, the Parties agree that Rosenthal shall not be responsible for the obligations (including payment and/or indemnity obligations) of any other Obligor under the Finance Documents. In particular, for the purposes of Clause 12.2 (Other Utilisations) and Clause 12.3 (Order of Application – Enforcement Point), no amount derived from an Eligible Receivable owing to Rosenthal shall be applied for any purpose other than the repayment of amounts owing by Rosenthal under the Finance Documents.

2.8          Ancillary Facility Provider

(a)          An institution may become an Ancillary Facility Provider by delivering to the Agent a duly completed Ancillary Accession Agreement.

(b)          The Ancillary Facility Provider is a Lender for the purposes of this Agreement, but it shall be left out of account in determining the Majority Lenders on any given occasion or for the purposes of determining any Pro Rata Share.

3.           PURPOSE

3.1         Purposes

Each Borrower shall apply all amounts borrowed or raised by it in respect of the Facilities:

(a)          for the purpose of repaying the Existing Group Indebtedness in full; and

(b)          for its and the Group’s general corporate and working capital purposes.

3.2         Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.  A contravention of Clause 3.1 (Purpose) shall not affect the obligations of the Obligors under the Finance Documents.

4.           CONDITIONS OF UTILISATION

4.1         Initial conditions precedent

Subject to Clause 24.21 (Conditions Precedent), no Borrower may deliver a Utilisation Request in respect of any Facility unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.

4.2         Further conditions precedent

The Lenders will only be obliged to comply with the terms of a Utilisation Request if on the date on which it is given and on the proposed Utilisation Date:

(a)     in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation or, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation (and for this purpose, disregarding any Default or Event of Default which falls to be disregarded under Clause 4.3(d));

(b)     the Repeating Representations set out in Clause 22 (Representations) are true in all material respects with reference to the facts and circumstances then subsisting; and

(c)     such Utilisation will not cause any Availability Limit to be exceeded.

4.3          Conditions Applicable to the Utilisation of the Senior Facilities by a New Subsidiary

(a)     The Receivables Finance Facility and the Revolving Credit Facility shall only become available for utilisation by a New Subsidiary:

(i)      if the of such New Subsidiary and its utilisation of the Receivables Finance Facility and the Revolving Credit Facility complies with the criteria listed in Sub-clause (b) below; and

(ii)     if such New Subsidiary has become an Additional Borrower in accordance with Clause 27.2 (Additional Borrowers).

(b)     The following are the criteria referred to in Sub-clause (a)(i) above:

(i)      the acquisition price (excluding any acquired indebtedness) of the New Subsidiary does not exceed an amount disclosed to the Agent in writing prior to the date of this Agreement;

(ii)     the acquisition price (excluding any acquired indebtedness) and the expenses associated with the acquisition are funded wholly from the proceeds of a rights issue by the Company or from debt which is, in terms of its priority of payment and repayment, fully subordinated to the amounts owing under the Finance Documents;

(iii)    at the time of the acquisition, no amounts owing in respect of the WW Subordinated Facility have been repaid; and

(iv)    a business plan (which need not identify the New Subsidiary by name) demonstrating to the satisfaction of the Majority Lenders that the acquisition of the New Subsidiary will, in overall terms, be cash generative for the Group within a period of 18 months from the date of the acquisition has been provided to the Agent.

(c)     The maximum amount of all Utilisations which may be applied in bridging expenses associated with the acquisition, in refinancing the working capital of a New Subsidiary and in meeting reorganisation costs shall not exceed the amount of the Reserve (if any) then remaining in respect of the WW Subordinated Facility (or such higher amount as the Majority Lenders may agree) and the amount so utilised will be deducted from that Reserve.  Utilisations made to finance acquisitions (“Acquisition Expenses Loans”) shall be separately identified as such and segregated from other Utilisations.

(d)     Notwithstanding any other provision of this Agreement, no Default or Event of Default (whether in respect of any breach of any representation, undertaking or otherwise) shall be deemed to occur with respect to any New Subsidiary unless and until (i) such New Subsidiary has become a Borrower in accordance with the terms of this Agreement and (ii) such New Subsidiary delivered a Utilisation Request and the amount so requested has been advanced, but this provision is without prejudice to any obligation which the Company may have to procure that such New Subsidiary becomes a Guarantor in accordance with Clause 27.3 (Additional Guarantors).

(e)     A New Subsidiary may not utilise the Senior Facilities unless either (i) the Rosenthal shareholders resolution contemplated by Clause 4.4 (Conditions Subsequent – Rosenthal) has been duly passed or (ii) Rosenthal has ceased to be a Borrower in accordance with the terms of that clause.

4.4        Conditions Subsequent – Rosenthal

(a)        If the shareholders of Rosenthal have not resolved to approve the execution of this Agreement and the Security Documents to which it is a party by 5 January 2005 (or such later date as the Agent may agree), then the ensuing provisions of this Clause 4.4 shall apply.

(b)       The Company shall procure that, no later than 12 January 2005, the Borrowers draw down Utilisations equivalent to the amounts owing by Rosenthal and apply the same in repayment or prepayment of the Utilisations previously made by Rosenthal and which remain outstanding.

(c)        For these purposes, the Reserve made against the amounts owing in respect of the WW Subordinated Facility shall be released in an amount equivalent to the Utilisations required to be made under (b) above.

(d)       Upon compliance with the foregoing provisions of this Clause 4.4 (i) the Agent shall release the security created by Rosenthal and (ii) Rosenthal shall cease to be a Borrower.

4.5         Conditions Subsequent – Rosenthal USA Limited

The Company shall procure within 30 days of the date of this Agreement that Rosenthal USA Limited shall accede as an Additional Borrower and an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

5.           5.               UTILISATION

5.1         Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request with respect to the relevant Facility not later than 11.00 a.m. on the second Business Day before the proposed Utilisation Date (or, in the case of the first Utilisation, by 11.00 am on the proposed Utilisation Date).  The relevant Borrower will deliver the form of Utilisation Request appropriate to the desired form of Utilisation.

5.2         Completion of a Utilisation Request

(a)        Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)           the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility in question;

(ii)          the Utilisation request complies with the terms of Clause 6 (Restrictions applicable to Individual Facilities) and with all other relevant provisions of this Agreement; and

(iii)         the Utilisation Request is expressed in a Permitted Currency and it otherwise complies with (and contains the information and enclosures required by) the applicable form of Utilisation Request.

(b)        Only one Utilisation may be requested in each Utilisation Request.

5.3         Reutilisation

Subject to the terms of this Agreement, the Receivables Finance Facility and the Revolving Credit Facility are of a revolving nature and amounts recovered or repaid in respect of those Facilities may accordingly be redrawn.  For this purpose, amounts received in respect of the Receivables Finance Facility and the Revolving Credit Facility will be applied in reduction of the relevant Obligor’s liabilities then due on the Business Day of actual receipt by the Agent.

5.4         Lenders’ obligations

(a)     If the conditions set out in this Agreement have been met, each Lender shall comply with the terms of a duly completed Utilisation Request on the applicable Utilisation Date by making available its participation in the requested Utilisation in accordance with the terms of this Agreement.

(b)     The amount of each Lender’s participation in each Utilisation in which it is required to participate will be an amount equal to its Pro Rata Share of that Utilisation.

(c)     The Agent shall notify each relevant Lender weekly or more frequently at the Agent’s discretion of the amount of each Utilisation and of that Lender’s participation in that Utilisation no later than 11.00 am on the Business Day prior to the intended Utilisation Date (or, in the case of the first Utilisation, by 11.00am on the proposed Utilisation Date).

5.5         Settlements; Funding Arrangements

6.4         The provisions of Schedule 4 (Provisions applicable to US Lenders and the Administration of the Senior Facilities) shall have effect in relation to the US Lenders.

6.           RESTRICTIONS APPLICABLE TO INDIVIDUAL FACILITIES

6.1         Property and Equipment Loan Facilities

The Property Loan Facility and the Equipment Loan Facility must each be drawn down in full in one amount before the end of the applicable Availability Period.

6.2          Senior Tranche B Facility

The Senior Tranche B Facility must be drawn down in full in one amount before the end of the applicable Availability Period.

6.3         Overall Facility Limits

(a)     The aggregate principal amount of (i) the Extended Term Loan, (ii) all Receivables Loans, (iii) all Revolving Loans, (iv) all L/C Exposures, (v) all Property Loans and (vi) all Equipment Loans (without double counting) shall not at any time exceed the Senior Facility Limit.

(b)     The aggregate principal amount of the outstanding Senior Tranche B Loan shall not at any time exceed the Senior Tranche B Facility Limit.

6.4           Specific Facility Limits

(a)     The aggregate principal amount of (i) the Extended Term Loan, (ii) all Receivables Loans, (iii) all Revolving Loans and (iv) all L/C Exposures, shall not any time exceed the Total Availability.

(b)     The aggregate principal amount of all outstanding Receivables Loans shall not at any time exceed the lesser of (i) the Total Receivables Availability and (ii) the Receivables Limit.

(c)     The aggregate principal amount of (i) all Revolving Loans and (ii) all L/C Exposures shall not at any time exceed the Revolving Credit Limit.

(d)     The aggregate principal amount of outstanding Revolving Loans made in respect of Eligible Stock shall not at any time exceed the lesser of (i) the Total Stock Availability and (ii) the Stock Limit.

(e)     The aggregate principal amount of the Extended Term Loan, the Receivables Loans and the Revolving Loans shall not exceed the aggregate of (i) the Revolving Credit Limit and (ii) the Receivables Limit.

(f)      The aggregate principal amount of all L/C Exposures shall not at any time exceed the L/C Limit.

(g)     The principal amount outstanding in respect of the Property Loans shall not at any time exceed the limits established pursuant to Clause 2.2(b) (The Term Loan Facilities).

(h)     The principal amount outstanding in respect of the Equipment Loans shall not at any time exceed the limit established pursuant to Clause 2.2(a) (The Term Loan Facilities).

(i)      The aggregate of the principal amounts advanced with reference to the Eligible Stock and the Eligible Receivables of the German Borrowers shall not at any time exceed €23,500,000.

(j)      No Utilisation shall be made to the extent that it would result in the principal amount outstanding in respect of the Facilities exceeding the amount permitted to be borrowed under the terms of clause 4.3 of the High Yield Bond Indenture as shown in the then most recent legal opinion delivered to the Agent for the purposes of this sub-clause.

6.4         6.5            Allocation of Reserves and Adjustments

(a)     The Reserve of €20,000,000 shall in the first instance be allocated to the Total Stock Availability and the Total Receivables Availability attributable to the UK Borrowers and the Irish Borrowers.

(b)     The Agent may (after consultation with the Company and acting reasonably) from time to time:

(i)    reduce the Receivables Advance Amount applicable to the Receivables of a particular Borrower to reflect the fact that the Dilution Rate for that Borrower exceeds five percent (provided that (x) the reduction in the Receivables Advance Amount shall be pro rata to the Dilution Rate and (y) to the extent to which the Dilution Rate exceeds 10 per cent, the reduction in the Receivables Advance Amount shall be twice the Dilution Rate in excess of 10 per cent);

(ii)   reduce the Total Stock Availability (or any component of it) to reflect (i) any reduction in the rate of turnover, quality, liquidation value or other matter affecting patterns of sale or (ii) any reduction in the Stock Limit pursuant to any provision of this Agreement;

(iii)  allocate the Reserves among the Borrowers in such proportions as the Agent may deem appropriate; and

(iv) establish, in relation to each Borrower, such sub-limits with respect to the Utilisation of the Facilities as the Agent may deem appropriate (but the establishment of a sub-limit pursuant to this sub-clause (iv) shall not give rise to an obligation to repay any moneys then outstanding).

6.6           Corporate and Country Sub-Limits

Without prejudice to the generality of the Agent’s powers under Clause 6.5 (Allocation of Reserves and Adjustments), the following restrictions shall apply in any event:

(a)     individual Borrowers may only request Utilisations of the Receivables Finance Facility and the Revolving Credit Facility in reliance on the availability derived from Eligible Receivables owing to, or Eligible Stock owned by, that particular Borrower; and

(b)                no Utilisation in respect of the Receivables Facility or the Revolving Credit Facility may be requested by any other Borrower if, at the time of such request (i) the amounts available for Utilisation by the US Borrowers exceed €5,000,000 or (ii) the amounts available for Utilisation by the German Borrowers exceed €3,000,000.

6.7           Prior Utilisation of Extended Term Loan

No Receivables Loan or Revolving Loan shall be made unless the Extended Term Loan has been drawn down in full in accordance with the provisions of Clause 7 (Extended Term Loan Facility) and Clause 8.3 (a) (Order of Application).  Accordingly, the first Cash Request shall be for an amount of not less than €30,000,000 (but, if necessary, the Cash Request can be served by a number of Borrowers and the Extended Term Loan will then be apportioned among them in such proportions as the Agent may determine).

6.8           Prohibition on Utilisations

No Utilisation may be made if it would cause any of the limits referred to in this Clause 6 to be exceeded.

6.9           Deemed Utilisations

If the Agent makes any payment pursuant to or in respect of any L/C, the Obligor for whose account such payment was made shall be deemed on the date of such payment to have received the proceeds of a Utilisation.  A Utilisation so deemed to be made shall be deemed to be a Revolving Loan and the other provisions of this Agreement (as to interest, repayment and otherwise) shall apply to such Utilisation accordingly.  The Agent shall give notice to the Senior Lenders of any Utilisation deemed to be made pursuant to this Clause 6.9 and the Senior Lenders shall thereupon make available to the Agent their respective participations in such Utilisation as if a Cash Request had been given in relation to the amount concerned.  The obligation of the Senior Lenders to pay such amounts shall be unconditional in all respects and shall not be affected by the existence of an Event of Default or any other matter whatsoever.

7.           EXTENDED TERM LOAN FACILITY

7.1         Drawdown of Extended Term Loan

No Senior Facility may be utilised unless the Senior Tranche B Loan Facility has first been drawn down in full.

7.2         Utilisation of Extended Term Loan Facility

The Extended Term Loan may be drawn by one or more Borrowers, subject always to the provisions of Clause 6.4 (Specific Facility Limits) and the other provisions of this Agreement.  The Extended Term Loan Facility constitutes a sub-limit within the Receivables Finance Facility and the Revolving Credit Facility.

8.           RECEIVABLES FINANCE FACILITY

8.1         Delivery of Receivables Notice

Each Borrower shall deliver a duly completed Receivables Notice to the Agent on each Business Day.

8.2         Determination of Receivables Advance Amount

The Agent acting reasonably shall determine the Receivables Advance Amount for the Receivables specified in a Receivables Notice on the basis of information provided by the Company or relevant Borrower and will (upon request) advise the Senior Lenders and the relevant Borrower of such determination.

8.3         Order of Application

(a)     Any amounts paid by the Senior Lenders pursuant to a Cash Request shall be deemed to be applied (firstly) in the drawing of the Extended Term Loan, to the extent not previously or fully drawn, (secondly) in the drawing of a Receivables Loan and (thirdly) in the drawing of a Revolving Loan.

(b)     A Receivable which is otherwise an Eligible Receivable shall cease to be an Eligible Receivable on the earlier of (i) the date on which the relevant account debtor pays such Receivable and (ii) the Maturity Date.

9.           SENIOR TRANCHE B FACILITY

9.1         Drawdown of Senior Tranche B Facility

The Company may draw down the Senior Tranche B Facility in accordance with the other provisions of this Agreement.

9.2         Ranking

The Senior Tranche B Loan ranks pari passu in right of payment with the Senior Facilities.

10.         PROVISIONS CONCERNING L/CS

10.1       Delivery of L/C Requests

No L/C Request may be delivered unless the form and content of the requested L/C has previously been approved by the Agent.

10.2       Restriction Against Issue of L/Cs

(a)     Unless it otherwise so elects on any occasion, the Agent will not itself issue L/Cs but shall arrange for them to be issued by other financial institutions in accordance with the terms of this Agreement.

(b)     The Agent is not obliged to issue or arrange the issue of any L/C if the Agent determines that this would result in the breach of any applicable law or regulation.

(c)     Without limiting the generality of paragraph (b) above, no L/C shall be issued to an Irish resident beneficiary or for the account of an Irish Borrower except by an institution which is licensed or otherwise authorised for that purpose in Ireland.

10.3         Payment of L/Cs against demand

A Borrower which requests the Agent to arrange the issue of an L/C:

(a)     authorises the Agent to pay any claim made or purported to be made under such L/C or any indemnity given by the Agent in respect thereof and which appears on the face of it to be in order (a “claim”);

(b)     undertakes immediately and unconditionally on demand (i) to pay to the Agent an amount equal to the amount of any claim and (ii) to indemnify the Agent against any cost, loss or liability incurred by the Agent in connection with the L/C or its performance or any other matter relating thereto;

(c)     acknowledges that (i) the Agent is not obliged to carry out any investigation or to seek any confirmation from such Borrower or any other person before paying a claim, (ii) the Agent will deal in Documents only and will thus not be concerned with any matters concerning any Goods or other issues relating to the underlying transaction or underlying obligation (as the case may be) and (iii) such Borrower will be bound by any action taken by the Agent in good faith in relation to any L/C (including any decision to amend or extend the L/C and any interpretation of the terms or effect of any L/C, but not including any decision to increase the amount of any L/C); and

(d)     acknowledges that its obligations of payment and reimbursement under this Clause 10.3 will not be in any way prejudiced, affected or diminished by (i) any unenforceability of, or amendment to or extension of, any L/C or any other document or security, (ii) the validity, legitimacy or accuracy of any document or claim submitted pursuant to any L/C or any action taken or omitted with respect thereto or (iii) any other matter or thing which (but for this provision) might otherwise have the effect of diminishing or extinguishing such Borrower’s liability pursuant to this Clause 10.3.

10.4       Pledge

All Goods and Documents are hereby and shall upon despatch from the supplier of any Goods be deemed to be pledged by the relevant Borrower to the Agent and the Goods and the proceeds of all insurances in relation to them and all sales of them and all of the relevant Borrower’s rights as unpaid seller of them shall be a continuing security for the payment and discharge in full of all of the obligations of the relevant Borrower in respect of the L/C concerned.

10.5       Perfection of Pledge

The Agent shall be entitled at its option and at any time whilst an Event of Default is subsisting to obtain possession of the Goods in order to perfect the pledge made by Clause 10.4 (Pledge).  The relevant Borrower assigns to the Agent its right, title and interest in and to the Documents and all claims and rights arising from them and the relevant Borrower irrevocably and unconditionally authorises the Agent to sign all documents and do all such other things as may be necessary to obtain possession of and to realise the Goods, and to apply the proceeds in reduction of amounts owing under this Agreement.

10.6       Trust Receipts

The Goods and the Documents shall only be released to the relevant Borrower by the Agent against receipt by the Agent of a duly executed trust receipt from the relevant Borrower in the Agent’s standard form at the time or (failing such execution) shall be deemed to be subject to a trust receipt in such form.

11.         CURE RIGHTS

11.1       Cure Defaults

The Agent (acting in the name of and on behalf of, the relevant Obligor) may, at its option and upon notice to the Company to that effect:

(a)     cure any default by any Obligor under any agreement with respect to a Receivable or under any other agreement with a third party as the Agent may consider necessary to facilitate the collection of Receivables or to facilitate access to any security under any of the Security Documents;

(b)     make any payment, reach any settlement or compromise, issue, make or pay any bond, appeal any judgment against an Obligor or take any other action it may deem necessary to prevent any repossession, seizure, execution, attachment or similar process against any plant, machinery or other asset of an Obligor which might impair the security (or the enforcement of any security) granted to the Agent under any Security Document; and

(c)     discharge any Taxes and any other Security Interests from time to time subsisting with respect to any asset of any Obligor.

12.         REPAYMENT

12.1       Receivables Finance

(a)     If the Agent determines that it has not received (in accordance with Clause 12.8 (Collection of Receivables)) full payment in respect of an Eligible Receivable on the applicable Maturity Date, then the relevant Borrower shall on demand pay to the Agent, for the account of the Lenders an amount equal to the amount of the Receivables Advance Amount not received by the Agent in respect of such Eligible Receivable.

(b)     Nothing in paragraph (a) above shall prevent the Agent from pursuing payment in respect of an Eligible Receivable from the account debtor or from receiving payment of such Relevant Receivable to the credit of a Blocked Account.  Each Obligor shall render such assistance as the Agent may reasonably require for that purpose.

(c)     The Agent may deduct from payments in respect of Eligible Receivables made by account debtors or any of the Obligors into a Blocked Account the then Receivables Advance Amounts in respect of such Relevant Receivables.  Any balance remaining after such deduction shall be applied in accordance with Clause 12.2 (Order of Application).

12.2       Order of Application

(a)     Prior to the Enforcement Point, any moneys received by the Agent (whether by way of direct payment or upon realisation of any Collateral) from an Obligor shall be applied in the following order:

(i)          first, in payment of any fees, expenses or indemnities then due to the Agent or a Lender;

(ii)         secondly, to pay interest due in respect of any Loans (where necessary, pro rata among any Loans in respect of which interest has fallen due on or prior to the date of such receipt);

(iii)        thirdly, to pay any principal then due in respect of any of the Loans then due and to pay or prepay any amounts then owing in respect of the Ancillary Facilities, up to the amount of any Reserve established in connection therewith;

(iv)       fourthly, in payment of any other amounts owing under the Finance Documents (taking no account for this purpose of the Reserve referred to in sub-clause (iii) above; and

(v)        fifthly, by way of refund of amounts paid by account debtors in respect of Receivables and which remain due to the relevant Borrower following the application of this Clause, in payment to the relevant Borrower by credit to such Other Account as it may specify.

(b)     Where necessary in order to give effect to the provisions of this Clause 12.2, any amount outstanding or received in a currency other than euro shall be converted into euro at the Exchange Rate.

(c)     Notwithstanding the provisions of sub-clause (a) above:

(i)         amounts received from a UK Obligor shall be applied first to amounts owing by that or any other UK Obligor;

(ii)        amounts received from an Irish Obligor shall be applied first to amounts owing by that or any other Irish Obligor;

(iii)       amounts received from a US Obligor shall be applied first to amounts owing by that or any other US Obligor; and

(iv)      amounts received from a German Obligor shall be applied first to amounts owing by that German Obligor.

(d)     Any Acquisition Expenses Loans shall be repaid from the proceeds of a rights issue by the Company.

12.3       Order of Application – Enforcement Point

Following the Enforcement Point, the order of distribution of moneys received or held by the Agent shall be governed by Clause 10 (Post-Enforcement Distributions) of the Intercreditor Agreement.

12.4       Currencies

Where (i) any amount is held or is to be applied by the Agent in reduction of amounts owing under this Agreement and (ii) the relevant amounts are denominated in different currencies, the Agent may apply the amounts so held or to be applied in the purchase of the latter currency at such rate (including commissions) as the Agent (acting reasonably) may deem to be appropriate.  Alternatively, the Agent may hold those funds pending receipt of the Company’s instructions.

12.5       Repayment of Term Loans

(a)        Each Borrower to which an Equipment Loan is made shall repay that Equipment Loan in accordance with the terms of this Clause 12.5(a).  Commencing on 1 November 2004 and the first day of each subsequent calendar month thereafter, each such Borrower shall repay an instalment equal to 1.67 per cent of its Equipment Loan.  On the First Repayment Date, each such Borrower shall repay the outstanding balance of its Equipment Loan in full.

(b)        Each Borrower to which a Property Loan is made shall repay that Property Loan in accordance with the terms of this Clause 12.5(b).  Commencing on 1 November 2004 and the first day of each subsequent calendar month thereafter, each such Borrower shall repay an instalment equal to 0.834 per cent of the Property Loan.  On the First Repayment Date, each such Borrower shall repay the outstanding balance of its Property Loan in full.

12.6       Repayments and Facility Limits

(a)     Each relevant Borrower shall from time to time on demand of the Agent make such prepayments as may be necessary to ensure that its Equipment Loan at no time exceeds 80 per cent of the then most recent Equipment Valuation.

(b)     Each relevant Borrower shall from time to time on demand of the Agent make such prepayments as may be necessary to ensure that its Property Loan at no time exceeds 75 per cent of the then most recent Property Valuation.

(c)     Any amounts repaid pursuant to (a) or (b) above shall be applied against the relevant repayment instalments under Clause 12.5 (Repayment of Term Loans) in reverse order of maturity.

(d)     If at any time and for any reason (whether by reason of any Receivables ceasing to be Eligible Receivables, any Stock ceasing to be Eligible Stock, by reason of any fluctuation in the rate of exchange of any currency as against the euro, whether affecting the Euro Equivalent of any outstanding Utilisations, the Euro Equivalent value of any Receivables or any Stock, or otherwise howsoever) any outstanding Utilisations cause any limit on any of the Facilities or any other Availability Limit to be exceeded, then the Company will immediately repay or procure the repayment of such amounts (together with accrued interest on such amounts) as may be necessary to remedy the position (it being agreed for these purposes that the Extended Term Loan shall be repaid last among the Senior Facilities).  If necessary for that purpose, the Company shall also provide or procure the provision of cash cover to the Agent in respect of any contingent obligations assumed by the Agent pursuant to this Agreement.

12.7       Final Repayment

(a)     On the First Repayment Date, the Company will pay (or procure payment) to the Agent in full all outstanding amounts and unpaid liabilities owing to the Senior Lenders under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise) and shall pay to the Agent such amount as is necessary to provide full cash collateral for any outstanding obligations (contingent or otherwise) assumed by the Agent pursuant to the terms of this Agreement.  The provisions of this sub-clause (a) shall not apply to amounts owing solely in respect of the Extended Term Loan or the Ancillary Facilities.

(b)     On the Second Repayment Date, the Company will pay (or procure payment) to the Agent in full all outstanding amounts and unpaid liabilities under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise) which then remain owing:

(i)           to the Senior Lenders in respect of the Extended Term Loan; and

(ii)          to the Senior Tranche B Lenders in respect of the Senior Tranche B Loan.

(c)     Each Borrower will pay (or procure payment) to the Ancillary Facility Provider of all amounts from time to time due from that Borrower in respect of the Ancillary Facilities in accordance with their terms.

12.8       Collection of Receivables

With respect to the collection of Receivables, each Obligor undertakes with the Agent and the Lenders as follows:

(a)      it will collect and hold the proceeds of such Receivables as agent and trustee for the Agent and immediately pay all amounts so received into a Blocked Account;

(b)     if any account debtor makes a payment into any account which is not a Blocked Account, it will immediately upon becoming aware of such payment (i) transfer the relevant amounts to a Blocked Account and (ii) direct the relevant account debtor to make future payments to a Blocked Account;

(c)      the payments and collections described in (a) and (b) above shall be carried out on a daily basis or (following an Event of Default) at such other intervals as the Agent may require;

(d)     it will not grant any credit, discount or similar allowance in respect of any Receivable except in the ordinary course of business in accordance with its normal policies or with the Agent’s consent;

(e)      it will indemnify the Agent on demand against any liability incurred to any bank or person involved in the operation of a Blocked Account.

12.9       Business Days

If any payment under any Finance Document would otherwise be due on a day which is not a Business Day, it will be due on the next Business Day or (if that Business Day falls in the following month) on the preceding Business Day.  This provision shall not apply to the Ancillary Facilities.

12.10     Calculation of Interest

All interest and commitment fee under this Agreement shall be calculated on the basis of actual days elapsed and a 365 day year (in the case of sterling or any interest accruing at the Prime Rate) or a 360 day year (in any other case).  For the purposes of calculating interest, any repayments received in respect of the Facilities concerned shall be credited to the relevant Facility in accordance with arrangements agreed between the Company and the Agent for that purpose.

12.11     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

12.12     Cash Collateral

Any amount to be provided under this Agreement by way of cash collateral in respect of any contingent liability shall stand charged to the Agent by way of cash cover in respect of such obligation and shall be held by the Agent in a blocked interest bearing account for application against such contingent liability.  Withdrawals from such account may only be made in order to pay amounts owing to the Agent in respect of the liability concerned and (if so requested by the Agent) the relevant Borrower shall execute a charge over such account in such form as the Agent may require.  After such liability has expired or has been settled to the satisfaction of the Agent, any remaining balance shall be applied (i) in settlement of any other amounts then owing to the Agent under any Finance Documents and (ii) in repayment to the Obligor which provided such cash collateral.

13.         CANCELLATION

13.1       Illegality

If it becomes unlawful in any applicable jurisdiction for any Lender to perform or maintain any of its obligations as contemplated by this Agreement then that Lender may notify the Agent, which shall in turn notify the Company to that effect.  The Commitment of that Lender shall thereupon be cancelled and the Borrowers to which outstanding Utilisations have been made or contributed to by that Lender shall upon demand (i) pay to the Agent for the account of that Lender all amounts then owing by them under this Agreement to that Lender (including any accrued interest, fees and other amounts) and (ii) provide cash cover to that Lender in respect of all L/Cs or other contingent obligations assumed at the request of that Borrower.  A Lender affected by this Clause 13.1 shall endeavour to mitigate the impact thereof in accordance with Clause 19.1 (Mitigation).

13.2       Voluntary cancellation

The Company may, if it gives the Agent not less than 10 Business Days’ prior notice, cancel the whole or any part of a Senior Facility whereupon such Senior Facility shall be cancelled to the extent stated in such notice.  No cancellation notice may be given in respect of amounts represented by outstanding Utilisations.

13.3       Cancellation Fee

If the whole or any part of a Facility is cancelled as a result of (i) a notice given by the Company under this Clause 13, (ii) a notice given by the Agent on behalf of all of the Lenders under this Clause 13 or (iii) a notice given by the Agent under Clause 25 (Events of Default) then and in each such case the Company shall pay to the Agent for the account of the Lenders on the effective date of such cancellation a cancellation fee calculated as a percentage of the amount of the Facilities so cancelled, as follows:

(1) Number of Months from date of this Agreement	(2) Applicable Percentage
0 – 12	2 per cent
12 – 24	1.5 per cent
24 – 36	1 per cent

The following additional provisions shall apply with respect to the cancellation fee:

(a)            if the Facilities are extended beyond the original term of 36 months, then the one per cent. cancellation fee shall continue to apply during the extended term;

(b)            no cancellation fee will be payable during months 24 – 36 in respect of the Receivables Finance Facility or the Revolving Credit Facility if (i) acting in accordance with the requirement of its auditors to secure 12 month working capital facilities, the Company requests the Lenders to extend the maturity of those Facilities and (ii) the Lenders decline to accede to that request; and

(c)            No cancellation fee shall be payable to a Lender pursuant to this Clause 13.3 (Cancellation Fee) who gives notice pursuant to Clause 13.1 (Illegality), unless all of the Lenders give a similar notice at or about the same time.

13.4       Right of Prepayment and Cancellation in relation to a single Lender

(a)      If :

(i)          any sum payable to any Senior Lender by an Obligor is required to be increased under Clause 16.2 (Tax gross-up); or

(ii)         any Senior Lender claims indemnification from the Company under Clause 16.3 (Tax Indemnity) or Clause 17.1 (Increased Costs), then in each case the Company may, whilst the circumstances giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Senior Commitment of that Senior Lender and its intention to procure the repayment of that Senior Lender’s participation in the Utilisations.

(b)        On receipt of a notice referred to in paragraph (a) above, the Senior Commitment of that Senior Lender shall thereupon be reduced to zero.

13.5       Restrictions and conditions

(a)     Any notice of cancellation or prepayment given pursuant to this Clause 13 shall be irrevocable and shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)     Any repayment or prepayment under this Agreement shall be made together with accrued interest, and any other amounts owing in respect of the amount repaid or prepaid.

(c)     No amount of any Facility which is cancelled may subsequently be reinstated.  Save as provided by Clause 5.3 (Reutilisation) no amount repaid or prepaid may be redrawn.

(d)     The Borrowers shall not repay, prepay or cancel the Facilities or any part of them except at the times and in the manner expressly provided for in this Agreement.

14.         INTEREST

14.1       Calculation of interest – Senior Loans

The rate of interest on each Senior Loan shall be the percentage rate per annum which is the aggregate of:

(a)     the Senior Margin;

(b)     LIBOR; and

(c)     the Mandatory Cost.

14.2       Calculation of Interest – Senior Tranche B Loan

(a)      The rate of interest on the Senior Tranche B Loan shall be the percentage rate per annum which is the aggregate of:

(i)          the Senior Tranche B Margin; and

(ii)         LIBOR or the Prime Rate (as selected in accordance with this Clause 14.2).

(b)     Not less than one Business Day before the Utilisation Date of the Senior Tranche B Facility and not less than one Business Day before the last Business Day of each month, the Company shall notify the Senior Tranche B Lender whether it wishes interest in respect of the ensuing month to accrue by reference to LIBOR or the Prime Rate.  Any such selection shall take effect in accordance with its terms.

(c)      If the Company elects that interest shall accrue by reference to LIBOR, then it may select the 30, 60 or 90 day rate for those purposes, but any such election shall remain binding for the period concerned.

(d)     If no valid election has been made or is in force for the purposes of the foregoing provisions of this Clause 14.2, interest shall accrue by reference to the Prime Rate.

14.3       Payment of interest

Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last Business Day of each month.

14.4       Default interest

If an Event of Default has occurred and so long as the same is continuing, interest shall accrue on all amounts owing under the Finance Documents at a rate which is two per cent higher than the rate ascertained pursuant to Clause 14.1 (Calculation of interest – Senior Loans) in the case of the Senior Facilities or Clause 14.2 (Calculation of Interest – Senior Tranche B Loan) in the case of the Senior Tranche B Loan. Any interest accruing under this Clause 14.3 shall be payable on demand and may be compounded on such basis as the Agent deems appropriate (but not more often than weekly).  The provisions of this Clause 14.4 shall not apply to the Ancillary Facilities.

15.         FEES

15.1       Commitment Fee

The Company shall pay to the Senior Lenders a commitment fee computed from the date of this Agreement at the rate of 0.375 per cent. per annum of the daily undrawn/unutilised amount of the Senior Facility Limit. The accrued commitment fee is payable on the last day of each calendar month which ends during the relevant Availability Period, on the last day of the Availability Period and, if the Senior Facilities are cancelled in full, on the effective date of such cancellation.

15.2       Arrangement, Underwriting and Facility Fees

The Company shall pay to the Agent on the date of this Agreement and/or on the other dates set out in the Fee Letter the arrangement, underwriting and facility fees, and the other costs and expenses set out in the Fee Letter.

15.3       Monitoring Fee

The Company shall pay to the Agent on the date of this Agreement and on each of the dates falling at monthly intervals after that date until no further amounts are owing in respect of the Senior Facilities, a monitoring fee of an amount set out in the Fee Letter.

15.4       Security Trustee and other Expenses

The Company shall pay to the Agent the other fees, expenses and other amounts at the times and in accordance with the terms specified in the Fee Letter.

15.5       L/C Fee

Each Borrower shall pay to the Agent (for the account of the Senior Lenders pro rata to their participations) a fee equal to 2.5 per cent per annum on the face amount of each L/C issued at the request of that Borrower in respect of the period from the date of issue until the expiry of such L/C. Such fee shall be paid monthly in arrear and on the Expiry Date of such L/C.

15.6       Fronting Fee; Participation Fee

(a)        When and as the Agent collects interest on behalf of itself (to the extent that the Agent is providing funding on behalf of Participating Lenders) or a Funding Lender (to the extent that such Funding Lender is providing funding on behalf of a Participating Lenders) prior to the Participation Settlement Date (as defined in Schedule 4 (Provisions Applicable to US Lenders and the Administration of the Senior Facilities)), the Agent shall retain for its account and the account of Funding Lenders interest at the applicable interest rate, any Mandatory Costs incurred and an amount equal to the Fronting Fee (as defined in Clause 15.6 (b) below) and shall promptly thereafter distribute to each Participating Lender such Participating Lender’s share of the remaining Margin as a participation fee (the “Participation Fee”).  Such share shall be based on the fraction, expressed as a percentage, the numerator of which is the Senior Commitment of such Participating Lender and the denominator of which is the total of the Senior Commitments of all Participating Lenders.  If a Borrower pays less than all of the interest then due and owing by it for any period, that portion of the interest equal to the Participation Fee shall be deemed to be the last portion of interest paid or to be paid.  For the avoidance of doubt, from and after the Participation Settlement Date (assuming each Participating Lender has paid all amounts required to be paid by it on and after such date), interest shall be distributed by the Agent for the rateable benefit of all Senior Lenders.

(b)       When and as the Agent collects interest on behalf of itself or a Funding Lender prior to the Participation Settlement Date, the Agent shall retain for the account of the Funding Lenders, an amount equal to interest at a rate of 0.50 per cent.

per annum on all Utilisations funded by such Funding Lender (the “Fronting Fee”).

15.7       Senior Tranche B Fees

The Company shall pay to the Senior Tranche B Lender on the date of this Agreement and/or on the other dates set out in the Senior Tranche B Fee Letter, the fees, costs and expenses set out in the Senior Tranche B Fee Letter.

16.         TAX GROSS-UP AND SET OFF

16.1       Definitions

(a)            In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment or suffer any deduction or withholding, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)         in respect of a payment made by an Obligor incorporated in the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)           a Lender:

(1)        which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(2)        in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)            a Lender which is:

(1)        a company resident in the United Kingdom for United Kingdom tax purposes;

(2)        a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(3)        a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a United Kingdom permanent establishment and which brings interest payable in respect of that advance in computing the chargeable profits (within the meaning given by section 11(2); or

(C)            a Treaty Lender with respect to the United Kingdom; or

(ii)        in respect of a payment which is treated under the Code as United States source interest, a Lender which is:

(A)           a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(B)            a Treaty Lender with respect to the United States of America that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under a double taxation treaty; or

(C)            entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (2) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (3) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

For the purposes of this paragraph (ii), in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof); or

(iii)       in respect of a payment which is treated for Irish tax purposes as Irish source interest, a Lender which is:

(A)           a person which is, pursuant to Section 9 of the Central Bank Act, 1971 of Ireland licensed to carry on banking business in Ireland and whose Facility Office is located in Ireland and which is carrying on a bona fide banking business in Ireland; or

(B)            an authorised credit institution under the terms of the Codified Banking Directive that has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland and has its Facility Office located in Ireland; or

(C)            a body corporate which is a resident of a territory with which Ireland has a double taxation treaty under the terms of that treaty or which is resident in a Member State of the European Communities (other than Ireland) under the laws of that Member State, provided such company does not provide its commitment through or in connection with a branch or agency in Ireland, provided that where the recipient is:

(1)        a U.S. corporation, the U.S. corporation is incorporated in the U.S. and subject to tax in the U.S. on its worldwide income or;

(2)        a U.S. LLC, the ultimate recipients of the interest are resident in and under the laws of a country with which Ireland has a double tax treaty or resident in and under the laws of a member state of European Communities (other than Ireland) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; or

(D)           a qualifying company within the meaning of Section 110 of the Taxes Consolidation Act, 1997 of Ireland as amended; or

(E)            a Lender which is a Treaty Lender with respect to Ireland; or

(F)            a body corporate;

(1)   which advances money in the ordinary course of a trade which includes the lending of money;

(2)   in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company;

(3)   which has made the appropriate notifications under Section 246(5)(a) of the Taxes Consolidation Act, 1997 as amended to the Irish Revenue Commissioners and the Borrower; or

(iv)      in respect of a payment made by an Obligor incorporated in Germany, a Lender which is:

(A)           a body corporate resident in Germany;

(B)            a body corporate not resident in Germany but acting through a branch in Germany; or

(C)            a Treaty Lender with respect to Germany.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)         a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)        a partnership each member of which is:

(A)           a company not so resident in the United Kingdom; or

(B)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)       a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

“Treaty Lender” means in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty or other applicable legislation to receive payments of interest from a person resident in such jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities).

“UK Non-Bank Lender” means:

(a)        where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed on the execution pages of this Agreement; and

(b)       where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2       Tax gross-up

(a)        Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)       The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)        If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)       An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom, the United States, the Republic of Ireland or Germany from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)        the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;

(ii)       (A)      the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B)       the Board of the Inland Revenue has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)       the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction;

(iii)      the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company;

(iv)      the relevant Lender is a Treaty Lender, the Obligor making the payment is incorporated in the United Kingdom and the United Kingdom Inland Revenue has not received an application from such Lender under the relevant double tax treaty in relation to that Obligor’s payments to that Lender;

(v)       the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below; or

(vi)      the relevant Lender is a Qualifying Lender pursuant to Clause (ii)(B) or Clause (ii)(C) of the definition of Qualifying Lender and either (A) such Lender has failed to deliver, maintain or update the certificates and documents required by Clause (ii)(B) or Clause (ii)(C), as applicable, and requested by a US Group Company or (B) the US Group Company making the payment is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of such Lender to comply with paragraph (g), below.

(e)        If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)        Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)       A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that

Obligor to obtain authorisation to make that payment without a Tax Deduction. Each Treaty Lender shall notify the Company of any correspondence received by that Treaty Lender from any tax authority concerning the progress of such procedural formalities. The Company shall notify a Treaty Lender of any correspondence received by the Company or any Obligor from any tax authority concerning the progress of procedural formalities relating to that Treaty Lender.

(h)       A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(i)         A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

16.3       Tax indemnity

(a)        The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(b)       Paragraph (a) above shall not apply:

(i)        with respect to any Tax assessed on a Finance Party:

(A)      under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                  under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)       to the extent a loss, liability or cost:

(a)        is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(b)       would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied.

(c)          A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)          A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4       Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)        a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)       that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5       Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, exercise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them.

16.6       Tax Shelter

Notwithstanding anything to the contrary, it is hereby agreed that from the commencement of discussions with respect to transactions contemplated by this Agreement (the “Transactions”), any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

16.7       Value added tax

(a)      All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)     Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.8       Set-off

All payments to be made by an Obligor under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) any set-off or counterclaim under a Finance Document.

16.9        Ancillary Facilities

The provisions of this Clause 16 do not apply with respect to the Ancillary Facilities.

17          INCREASED COSTS

17.1       Increased costs

(a)        Subject to Clause 17.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party, the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or any change in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)         In this Agreement “Increased Costs” means:

(i)         a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)        an additional or increased cost; or

(iii)       a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into this Agreement or funding or performing its obligations under any Finance Document.

17.2       Increased cost claims

(a)     To make a claim pursuant to Clause 17.1 (Increased costs) the relevant Finance Party shall notify the Agent by furnishing reasonable details of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)     Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3       Exceptions

Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)        attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)       compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iii)      compensated for by the payment of the Mandatory Cost; or

(iv)      attributable to the wilful breach by the relevant Lender or its Affiliates of any law or regulation.

17.4       Ancillary Facilities

The provisions of this Clause 17 do not apply with respect to the Ancillary Facilities.

18.         OTHER INDEMNITIES

18.1       Currency indemnity

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)       making or filing a claim or proof against that Obligor;

(b)      obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against (i) any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum and (ii) the costs involved in effecting any such currency conversion.

18.2       Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability (including loss of Margin and redeployment costs) incurred by that Finance Party as a result of:

(a)      the occurrence of any Event of Default;

(b)     a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)      funding, or making arrangements to fund, a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (but this sub-clause shall not apply if such Utilisation is not made as the result of any default by a Finance Party); or

(d)     a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

18.3       Ancillary Facilities

The provisions of this Clause 18 do not apply with respect to the Ancillary Facilities.

19.         MITIGATION BY THE LENDERS

19.1       Mitigation

(a)      Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality) or Clause 16.2 (Tax gross-up) and 16.3 (Tax indemnity),

Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office, or to another Lender or other institution approved by the Company.

(b)     Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2       Limitation of liability

(a)      The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)     A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.         COSTS AND EXPENSES

20.1       Transaction expenses

The Company shall within two Business Days of demand pay the Agent and the Senior Tranche B Lender the amount of all costs and expenses (including legal and valuation fees) reasonably incurred by such person in connection with the negotiation, preparation, printing and execution of:

(a)     this Agreement and any other documents referred to in this Agreement;

(b)     any other Finance Documents executed after the date of this Agreement; and

(c)     any Property Valuation or Equipment Valuation delivered pursuant to the terms of any Finance Document (to the extent to which the Agent has paid, or has assumed responsibility for the payment of, such costs).

20.2       Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, reimburse the Agent and any Senior Tranche B Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by such person in responding to, evaluating, negotiating or complying with that request or requirement.

20.3       Collection Costs

The Company shall on demand pay the Agent and each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by them in connection with:

(a)     the remission of loan proceeds (including the cost of receiving funds from, and remitting funds to, the Lenders), collection of cheques and other items, the issue, maintenance and renewal of L/Cs, establishing and maintaining Charged Accounts, together with the Agent’s or such Finance Party’s reasonable associated and customary fees in connection with the foregoing; and

(b)     all reasonable out of pocket expenses and costs from time to time (including those incurred prior to the date of this Agreement) during the course of periodic field examinations and appraisals of the Obligors’ assets and operations plus a daily charge at the rate separately agreed with the Agent for the Agent’s examinations in the field and office for up to four such specific field examinations in any 12 month period prior to an Event of Default and for any other or additional such examinations following an Event of Default.

20.4       Enforcement and other costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the exercise or enforcement of, or the preservation of any rights or discretions under, any Finance Document (including, without limitation, any payments made to third parties in accordance with the terms of the Finance Documents to preserve, protect or enhance any Security Interest granted to the Agent or any Finance Party).

21.         GUARANTEE AND INDEMNITY

21.1       Guarantee and indemnity

In consideration of the Lenders making the Facilities available to the Borrowers, each Guarantor irrevocably and unconditionally jointly and severally:

(a)     guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)     undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)     indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal including without limitation the payment of fees and expenses arising before or after the commencement of any insolvency case or proceeding (including any case under the United States Bankruptcy Code) even if the Borrower’s liability for such amounts does not, or ceases to, exist by operation of law. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

21.2       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.  The obligations of the Guarantors under this Agreement are those of a primary obligor (and not merely those of a surety).

21.3       Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)     the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)     each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4       Waiver of defences

The obligations of each Guarantor under this Clause 21 and under each Finance Document will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including (and each Guarantor hereby waives and consents to):

(a)     any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)     failure of the Agent to give any notice to which any Guarantor is entitled, including, but not limited to, notice of acceptance of this guarantee, the making of loans and advances, demand, protest, notice of protest, notice of non-payment or default;

(c)     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor including, without limitation, the surrender or release by the Agent of any Guarantor hereunder;

(d)     the taking, variation, compromise, surrender, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(f)      any amendment (however fundamental) modification, supplement, extension, renewal, reinstatement or replacement of a Finance Document or any other document or security including, but not limited to, extensions of time for payment of or increase or decrease in any amount of any of the guaranteed obligation, the interest rate, fees, other charges or any collateral;

(g)     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(h)     any insolvency or similar proceedings including, but not limited to, any financing by the Finance Parties of the Borrowers under Section 364 of the United States Bankruptcy Code or the consent to the use of cash collateral by the Agent under Section 363 of the United States Bankruptcy Code; or

(i)      the exercise or refraining from the exercise of any right against the Obligor or its assets.

No invalidity, irregularity or unenforceability of all or any part of the guaranteed obligations shall affect, impair or be a defence to this guarantee, nor shall any other circumstance which might otherwise constitute a defence available to a legal or equitable discharge of the Borrower in respect of any of the guaranteed obligations of any one Guarantor in respect of this guarantee affect, impair or be a defence to this guarantee.

As to interest, fees and expenses, whether arising before or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute, Guarantors shall be liable therefor, even if such Borrower’s liability for such amounts does not, or ceases to, exist by operation of law.  Each Guarantor acknowledges that no Finance Party has made any representations to any Guarantor with respect to any Borrower or otherwise in connection with the execution and delivery by Guarantors of this guarantee and Guarantors are not in any respect relying upon any Finance Party or any statements by any Finance Party in connection with this guarantee.

21.5       Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21 or before enforcing any rights which they may have under any of the other Finance Documents.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.  This guarantee is guarantee of payment and not of collection.

21.6       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)        refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)       hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.7       Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)     to be indemnified by an Obligor;

(b)     to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents or any other benefit to which any Guarantor might directly or indirectly receive or be entitled by reason of any amount paid or collected or due from Guarantors or any Obligor upon the guaranteed obligations or realised from their assets; and/or

(c)     to take the benefit (in whole or in part and whether by way of subrogation reimbursement, exoneration, contribution, set off or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by Finance Parties.

21.8       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.9       Excluded Obligors and Other Limitations

The guarantee contained in this Clause 21 shall be restricted as follows:

(a)            notwithstanding anything to the contrary contained herein or in any of the other Finance Documents (including any provision that provides that it applies notwithstanding contrary provisions), in no event shall any provision hereof or of any of the other Finance Documents be construed to provide that (a) any foreign Subsidiary of a US Borrower incorporated under the laws of a jurisdiction outside the United States of America that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code), referred to herein as a “non US Subsidiary”, has any obligation to make any payments for or on behalf of a Borrower or Guarantor to the extent that any such obligation would increase the amount of taxes otherwise payable by such Borrower or Guarantor pursuant to the Code; (b) more than sixty five (65%) percent of the voting power of all classes of Capital Stock of a non US Subsidiary are pledged or hypothecated to support any Obligations of Borrower or Guarantor hereunder or under any of the other Finance Documents; (c) a security interest or lien upon any assets of a non US Subsidiary have been granted to Agent under this Agreement or any of the other Finance Documents to secure any Obligations of Borrower or Guarantor and (d) any non US subsidiary has entered into any agreement to guarantee or support the Obligations of a Borrower or Guarantor hereunder or under any of the other Finance Documents;

(b)            the amount payable by any Guarantor under this Clause 21 shall be the aggregate of all amounts owing under the Finance Documents, unless a court of competent jurisdiction finds that such Guarantor’s obligations are invalid, unenforceable or capable of avoidance for any reason (whether on grounds of applicable State or Federal law relating to fraudulent conveyances or transfers, or on any other ground whatsoever) in which case the amount payable by such Guarantor under this Clause 21 shall be limited to the maximum amount which can be paid without rendering such Guarantor’s obligations invalid, ineffective or capable of avoidance;

(c)            any Guarantor incorporated in Canada (a “Canadian Guarantor”) acknowledges that certain of the rates of interest applicable to the obligations of the Borrowers guaranteed under this Clause 21 may be computed on the basis of a year of 360 days or 365 days, as the case may be, and paid for the actual number of days elapsed.  For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be.  Further, the principle of deemed reinvestment of interest does not apply to any interest calculation under any Finance Document and the Rates of interest stipulated in any Finance Document are intended to be nominal rates and not effective rates or yields;

(d)            each Canadian Guarantor acknowledges that it has or will receive direct and indirect benefits from the transactions contemplated by the Finance Documents and that the guarantee and each of the waivers provided by it in this Clause 21 is knowingly made in contemplation of such benefits;

(e)            in relation to any Guarantor whose jurisdiction of incorporation is Germany (each a “German Guarantor” and, together, the “German Guarantors”) the Finance Parties agree not to enforce any guarantee granted hereunder by any German Guarantor in the form of a GmbH if and to the extent that such guarantee secures liabilities of an affiliated company (Verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of the German Guarantor (other than the German Guarantor’s Subsidiaries) and if and to the extent that such enforcement would lead to the situation in which the German Guarantor’s assets (the calculation of which shall take into account the captions reflected in Section 266 subsection (2) A, B and C of the German Commercial Code (HGB Handelsgesetzbuch)) less the sum of (A) the liabilities of the German Guarantor (the calculation of which shall take into account the captions reflected in Section 266 sub-section (3) B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the German Guarantor (the “Net Assets”)) are less than zero;

(f)             for the purposes of the calculation of the Net Assets in sub-clause (e) above the               following balance sheet items shall be adjusted as follows:

(i)         the amount of any increase of the stated share capital after the date hereof (excluding any such increase of stated share capital permitted pursuant to any other agreement to which the Finance Parties and the German Guarantor are a party) (aa) that has been effected without the prior written consent of the Finance Parties, (bb) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or

(cc) to the extent that it is not fully paid up, shall be deducted from the stated share capital; and

(ii)        loans and other contractual liabilities incurred in grossly negligent or willful violation of the provisions of the Finance Documents shall be disregarded;

(g)             in addition, each German Guarantor shall realise, to the extent legally permitted and commercially justifiable, in a situation where such German Guarantor’s Net Assets are or become as a result of enforcement less than zero, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German Guarantor’s business (betriebsnotwendig);

(h)             for the purpose of the calculation of the Net Assets in sub-clause (e) above and thus the enforceable amount, the relevant German Guarantor will deliver (A) within 7 Business Days following the demand against the relevant German Guarantor under the guarantee by the Agent, to the Agent an up to date (unaudited) balance sheet and determination of the Net Assets prepared by the relevant German Guarantor’s management and based on the same principles that were applied when establishing the previous year’s balance sheet and (B) upon request of the Agent within a further 23 days following provision of the unaudited balance sheet, to the Agent an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets of such German Guarantor. Such audited balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code and be based on the same principles that were applied when establishing the previous year’s balance sheet;

(i)              the determination by the auditors (as set forth above, the “Auditors’ Determination”) pertaining to the German Guarantor shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date no earlier than 15 Business Days prior to the date of the enforcement of the guarantee;

(j)              should the relevant German Guarantor fail to deliver an unaudited or audited (as the case may be) balance sheet and/or determination of the Net Assets within the periods stated in sub-clause (h) above, the Finance Parties shall be entitled to enforce the guarantee in this Clause 21, without limitation, but agree to release proceeds from such enforcement to the extent required to ensure that the Net Assets shall not be less than zero.   Should the relevant German Guarantor’s management provide the Agent with an unaudited balance sheet and/or determination of the Net Assets within the period stated in sub-clause (h) (A) above, the Agent shall only be entitled to enforce amounts up to the Net Assets determined by the relevant German Guarantor’s management until the auditors have drawn up the audited balance sheet, in which case the audited balance sheet and the determination of the Net Assets therein shall prevail.

(k)             if a claim on Josiah Wedgwood & Sons (Aust) Pty Ltd or Waterford Wedgwood Australia Limited under this Clause 21 results (directly or indirectly) in the receivership, administration, liquidation or winding up (or other analogous proceedings) of either company then the liability of the company the subject of those proceedings (or both companies if both companies are subject to those proceedings) under this Clause 21 is limited to an amount equal to the liquidation value of the assets of that company less A$4,500,000. Where the amount determined is a negative number the liability of the relevant company is deemed to be zero.

21.10     Resolution of Conflicts

In the event of any conflict between the provisions of Clause 21.9 (Excluded Obligors and Other Limitations) and any corresponding or similar provisions of any other Finance Document, the provisions of Clause 21.9 shall prevail, unless and to the extent that such prevalence would vitiate any of their Security Interest created or intended to be created pursuant to such Finance Document.

22.         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party on the date of this Agreement.

22.1       Status

(a)        It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)        It has the power to own its assets and carry on its business as it is being conducted.

22.2       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations (subject to any limitation on their enforcement by virtue of any general principles of law).

22.3       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)             any law or regulation applicable to it;

(b)            its constitutional documents; or

(c)             any agreement or instrument binding upon it or any of its assets,

except to the extent to which such conflict could not reasonably be expected to have a Material Adverse Effect.

22.4       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5       Validity and admissibility in evidence

All Authorisations required:

(a)     to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)     to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

22.6       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save to the extent stated in any legal opinion delivered to the Agent for the purposes of this Agreement).

22.7       No default

(a)        No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)        No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries) assets are subject which might reasonably be expected to have a Material Adverse Effect.

22.8       Intellectual Property

All registered trade marks, design rights and domain names material to the Group’s business are listed in a letter from the Company delivered to the Agent prior to the date of this Agreement.

22.9       No misleading information

(a)        Any written information provided by the Company or any of its Subsidiaries (i) in connection with the negotiation of the Facilities and the Finance Documents and (ii) in connection with any valuations or reports required to be prepared for the purposes of this Agreement was (in each case) true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)        Nothing has occurred since the date on which such information was provided which would render it untrue or misleading in any material respect.

22.10     Financial statements

(a)        Its latest audited financial statements were prepared in accordance with GAAP consistently applied.

(b)        Its latest audited financial statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)        There has been no material adverse change in its business or financial condition (consolidated in the case of the Company) since the date to which its latest audited financial statements were made up.

22.11     Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.12     No proceedings pending or threatened

Save as disclosed to the Agent in writing prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Affiliates.

22.13     Retention of Title

To the best of the Company’s knowledge after due and careful enquiry, any list provided to the Agent prior to the date of this Agreement and which provides details of those suppliers whose terms of business include retention of title provisions is complete and accurate in all material respects and (apart from those named in any such list), there are no material suppliers which impose such provisions.

22.14     Bank Accounts

(a)        All the accounts maintained or used by any Borrower at any bank or financial institution have been included within the definition of Charged Accounts or Feeder Accounts.

(b)       No Borrower will open any new bank account without the prior written consent of the Agent.

22.15     Material Subsidiaries

Every Material Subsidiary of the Company is party to this Agreement as a Guarantor or, in the case of Rosenthal, as a Borrower (unless the requirement for such a Material Subsidiary to become a Guarantor is specifically excluded pursuant to one of the other provisions of this Agreement).

22.16     No ERISA Event

Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) each Obligor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and to the knowledge of each Obligor no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) each Obligor, and, to their knowledge, their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

22.17     Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request.

23          INFORMATION AND FINANCIAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

23.1        Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, unless that Obligor is aware that a notification has already been provided by another Obligor.

23.2        Reporting and Financial Undertakings

Each Obligor will comply with each of the undertakings set out in Schedule 3  (Reporting and Financial Undertakings; Margin Adjustment; Revisions to the Facilities).

24.         GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

24.1       Authorisations

Each Obligor shall promptly:

(a)       obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)       supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2       Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3       Negative pledge

(a)        No Obligor shall create or permit to subsist any Security Interest over any of its assets.

(b)        No Obligor shall:

(i)           sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)         enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)          Paragraphs (a) and (b) above do not apply to:

(i)           any Security Interest constituted by any Finance Document, the Intra-Group Security Documents or otherwise granted by way of security for the obligations arising under this Agreement;

(ii)          any Security Interest arising by operation of law (or by an agreement evidencing the same) in the ordinary course of business;

(iii)         any Security Interest created with the prior written consent of the Required Lenders;

(iv)         the Rosenthal Sale and Leaseback;

(v)          any Security Interest over bank accounts approved by the Agent for this purpose and created by virtue of any cash-pooling arrangements for members of the Group with their bankers providing for the setting-off or netting of debt and credit balances on bank accounts of those members of the Group;

(vi)         any pledge of goods, their related documents of title and/or other related documents arising or created in the ordinary course of its business as security to a bank or financial institution only for indebtedness directly relating to the goods or documents on or over which that pledge exists under arrangements approved by the Agent for this purpose;

(vii)        any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant person in the ordinary course of its business (provided that such retention of title provisions have previously been disclosed to the Agent);

(viii)       any Security Interest created by WC Designs over its receivables and inventory as security for the CIT Facility;

(ix)         any Security Interest created over any bank account in connection with (i) the provision of cash cover for any L/C, as contemplated by this Agreement and (ii) cash cover for the face amount of any other documentary or standby credits or customs guarantees up to a maximum of £2,500,000;

(x)          the Security Interests in respect of the Existing Group Indebtedness, provided that the same are fully discharged out of the proceeds of loans made on the date of the first Utilisations;

(xi)         the existing and any new Security Interests in favour of the holders of the High Yield Bonds (as replaced or to be replaced or put in place pursuant to the Security Documents), provided such Security Interests rank second to those of the Lenders pursuant to the provisions of the Intercreditor Agreement or otherwise;

(xii)        cash collateral in favour of Mizuho Corporate Bank, Limited with respect to the customs guarantee issued by Mizuho Corporate Bank, Limited in Japan for a member of the Group;

(xiii)       Security Interests in respect of the indebtedness of a New Subsidiary, provided that such Security Interests are discharged within 120 days of the acquisition of such New Subsidiary;

(xiv)       any other Security Interest created or outstanding on or over assets of any member of the Group provided that (x) such Security Interest is not over any Stock or Receivables of any member of the Group, and (y) the aggregate outstanding principal, capital or nominal amount secured by all Security Interests created or outstanding under this sub-paragraph (xiv) on or over assets of the Group must not at any time exceed €1,000,000 (or its equivalent in other currencies).

24.4       Disposals

(a)        No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)        Paragraph (a) above does not apply to:

(i)           any sale, lease, transfer or other disposal relating to the disposal of Stock and made in the ordinary course of trading;

(ii)          any sale, lease, transfer or other disposal relating to the application of cash in the acquisition of goods and services in the ordinary course of trading and in a manner consistent with the Finance Documents;

(iii)         any sale, lease, transfer or other disposal relating to the disposal of worn out or obsolete assets where any proceeds of sale are paid into a Blocked Account;

(iv)         any sale, lease, transfer or other disposal relating to any disposal of any asset (other than Eligible Equipment) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) receivable in any financial year does not exceed €150,000 (or its equivalent in another currency or currencies) in any financial year and any individual transaction involving a market value or consideration in excess of €150,000 has been specifically notified to the Agent in advance and (ii) the proceeds are paid into a Blocked Account;

(v)          any sale, lease, transfer or other disposal which has been approved in writing by the Agent on the instructions of the Required Lenders;

(vi)         any disposal made by any member of the Group to an Obligor for a consideration consisting solely of shares in that Obligor;

(vii)        any transfer, licensing or other disposal of Intellectual Property Rights (i) as between Obligors or (ii) with the prior approval of the Required Lenders;

(viii)       the application of the proceeds of an issue of securities (whether equity or debt) for the purpose stated in the prospectus or other offering document relating to that issue (provided that such stated purpose is not inconsistent with the terms of this Agreement);

(ix)         the granting of licences in respect of their Intellectual Property Rights to any other member of the Group, provided that any such licence shall terminate on any such person ceasing to be a member of the Group or upon the insolvency of either party thereto;

(x)          the granting of licences on arm’s length basis to use any Intellectual Property Rights, whether registered or unregistered provided that such licence is expressed to be subordinate to the security created under the Finance Documents and the proceeds of such licences are paid into a Blocked Account;

(xi)         disposals of any income shares of £0.01 each in Waterford Wedgwood UK Limited (Income Shares) for the purpose of combining those Income Shares with the ordinary shares of €0.06 each in the Company (Ordinary Shares) which have not been combined with Income Shares to form stock units (each comprising one Ordinary Share and one Income Share);

(xii)        the Rosenthal Sale and Leaseback provided that the proceeds are paid into a Blocked Account;

(xiii)       any sale, lease, transfer or other disposal of any asset (other than any real property or Specified Equipment charged to the Agent pursuant to the Security Documents) for assets comparable or superior as to value, type or quality;

(xiv)       planned disposals listed in Schedule 8 (Permitted Disposals) provided that the proceeds thereof are paid into a Blocked Account;

(xv)        disposals of cash or cash equivalents where such disposal is not otherwise prohibited by the terms of this Agreement;

(xvi)       disposals arising as a result of any Security Interest permitted by Clause 24.3 (Negative Pledge);

(xvii)      the termination or modification of any swap agreement entered into pursuant to the Ancillary Facilities;

(xviii)     any other disposal of assets otherwise than to any member of the Group during any financial year of the Company provided that the aggregate book value of all such assets does not exceed €1,000,000 (or its equivalent in other currencies); and

(xix)        any other disposals approved by the Required Lenders.

24.5       Mergers and Acquisitions

(a)             No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction or acquire any business, undertaking or (except in the ordinary course of business) other assets of any kind, without the prior written consent of the Agent acting on the instructions of the Majority Lenders.

(b)            Paragraph (a) does not apply to acquisitions or investments:

(i)                made by one Obligor in another Obligor, other than the exercise of the EI Pre-emption right;

(ii)               made by a non-Obligor in a non-Obligor which is a subsidiary of the Company provided that the aggregate amount of such investments made after the date of this Agreement does not exceed €1,000,000 and they are made on arms length terms; or

(iii)              made in compliance with the criteria set out in clause 4.3(b) (Conditions Applicable to the Utilisation of Working Capital Facilities by a New Subsidiary) and, if such acquisition under this paragraph (iii) is made prior to the Senior Facility Limit reaching or exceeding €190,000,000, the Agent has given its prior written consent to such acquisition.

24.6       Change of business

The Company shall procure that:

(a)     no substantial change is made to the general nature of the business of the Company or any Obligor from that carried on at the date of this Agreement; and

(b)     neither the Company nor any of its Affiliates shall change its centre of main interests for the purposes of Council Regulation (EC) 1346/2000 on insolvency proceedings.

24.7       Intra-Group Arrangements

(a)     No Obligor will, without obtaining the Agent’s prior written consent:

(a) (i)        pay any dividend or make any other distribution of its assets, except (A) in favour of another Obligor; or (B) in the case of the Company (or Waterford Wedgwood U.K. plc on behalf of the Company), if the Group’s consolidated profit before tax in respect of the financial year with respect to which the dividend is to be paid exceeded €20,000,000 or (C) Rosenthal;

(ii)        pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any Affiliate or Subsidiary except for payments in the ordinary course of, and pursuant to the reasonable requirements of, business and on arms length commercial terms; or

(iii)        redeem any of its ordinary or preference share capital, except for (A) the redemption of the EI Preference Shares on the stipulated maturity date, (B) the reduction of the paid in share capital of Ballygunner Holdings and (C) any redemption in connection with the winding up of Ballytruckle Holdings.

(b)     Waterford Wedgwood GmbH will not vote in favour of the declaration or payment of a dividend by Rosenthal without the prior written consent of the Required Lenders.

24.8       Financial Indebtedness

(a)     No Obligor will incur or allow to be outstanding any Financial Indebtedness other than:

(i)          under the Finance Documents (including any amount owing in respect of the Ancillary Facilities);

(ii)         normal trade credit granted to it in the ordinary course of business;

(iii)        equipment leases and hire purchase transactions entered into in the ordinary course of business where the total annual Financial Indebtedness for such leases and transactions for the Obligors as a whole does not exceed €50,000 at any one time;

(iv)        operating leases entered into in the ordinary course of business where the total annual Financial Indebtedness for such operating leases for the Obligors as a whole does not exceed €1,000,000 at any one time.

(v)         Financial Indebtedness owing by one Obligor to another Obligor;

(vi)        Financial Indebtedness owing by one non-Obligor to another non-Obligor;

(vii)       Financial Indebtedness owing by a non-Obligor to an Obligor, where the proceeds of the intra-Group loans creating that Financial Indebtedness are on-lent, within 24 hours, to an Obligor, to facilitate tax beneficial structuring arrangements within the Group (Financial Indebtedness arising from that on-lending also being permitted under this provision);

(viii)      Financial Indebtedness owing by any Obligor to a non-Obligor, not exceeding in aggregate the sum of €500,000;

(ix)        the CIT Facility to the extent available to WC Designs;

(x)         the High Yield Bonds, so long as the interest rate is no greater than 11 per cent. per annum;

(xi)        the Existing Group Indebtedness, provided that it is repaid in accordance with the terms of this Agreement;

(xii)       any Financial Indebtedness of a New Subsidiary until up to 120 days following the date on which that New Subsidiary becomes a member of the Group;

(xiii)      any Financial Indebtedness existing at the date of this Agreement and details of which are set out in Schedule 9 (Existing Financial Indebtedness);

(xiv)      Financial Indebtedness with respect to (i) a customs guarantee issued for a member of the Group by Mizuho Corporate Bank, Limited in Japan, provided that the amount of the liability of the Group with respect to that guarantee is not increased above its current liability (being no more than Yen 152,000,000) and (ii) a customs guarantee of £400,000 with The Royal Bank of Scotland plc or a replacement thereof;

(xv)       the WW Subordinated Facility;

(xvi)      the granting of guarantees and indemnities permitted by paragraph (b) below;

(xvii)     Financial Indebtedness outstanding under an Additional Subordinated Facility, provided that the amount of such Financial Indebtedness, when aggregated with all other Financial Indebtedness outstanding at that time under all other Additional Subordinated Facilities, does not exceed €10,000,000 (or its equivalent in any other currency);

(xviii)    the Ancillary Facilities;

(xix)       under the Rosenthal Sale and Leaseback;

(xx)        the Rosenthal Subordinated Facility;

(xxi)       any other Financial Indebtedness outstanding at any time which in aggregate does not exceed €1,000,000 (or its equivalent in any other currency); or

(xxii)      any other Financial Indebtedness incurred with the prior written consent of the Required Lenders.

(b)     The Company shall not, and shall procure that no member of the Group shall, grant any guarantee or indemnity or similar assurance against financial loss

(guarantees) without the prior written consent of the Majority Lenders.  This paragraph (b) shall not prevent:

(i)          the granting of guarantees in the ordinary course of business, which are not in respect of Financial Indebtedness and which, in the aggregate, do not exceed €2,500,000 at any time;

(ii)         the granting of guarantees in accordance with or under the Finance Documents;

(iii)        the granting of any guarantee under the High Yield Bonds (subordinated on the terms of the Intercreditor Agreement), provided an equivalent guarantee is granted in favour of the Finance Parties in respect of the Obligors’ obligations under the Finance Documents or in respect of the Ancillary Facilities;

(iv)        the issue by an Obligor of a Solvency Undertaking with respect to another Obligor.

24.9       Making Loans

No Obligor will be a creditor with respect to any Financial Indebtedness except for:

(a)     the grant of normal trade credit in the ordinary course of its trade;

(b)     loans made by it to another Obligor;

(c)     trade credit extended by any member of the Group on normal commercial terms and in the ordinary course of its business;

(c)     loans made by one Obligor to a non-Obligor, the proceeds of which are on-lent, within 24 hours of receipt, to an Obligor, to facilitate tax beneficial structuring arrangements within the Group (that on-lending also being permitted); and

(e)      a subordinated loan of €150,000 owing by Quality TableWare (SA) Limited to Waterford Wedgwood Retail Limited.

Nothing in this Clause 24.9 shall prevent any non-Obligor from entering into a loan transaction with another non-Obligor.

24.10     WW Subordinated Facility and Rosenthal Subordinated Facility

(a)      The Company will not prepay the WW Subordinated Facility unless either :

(i)          the Required Lenders have consented to such prepayment; or

(ii)         the Agent has received a certificate (addressed to it on behalf of the Lenders) from the auditors to the Company confirming that the Group will continue to have adequate working capital for a period of 18 months following such prepayments.

(b)        The Company will procure that Rosenthal does not prepay the Rosenthal Subordinated Facility.

24.11     Bank Accounts

No Obligor will open or maintain any account of any type with any bank or financial institution providing like services other than the Charged Accounts and the Feeder Accounts.

24.12     Intra-Group Security

No Obligor shall take any step to enforce any of the Intra-Group Security Documents without the prior written consent of the Majority Lenders.

24.13     Cash Sweep

Each Obligor will procure that all credit balances in the Feeder Accounts are transferred to a Blocked Account on a weekly basis (or at such shorter intervals as the Agent may require).

24.14     Insurance

Each Obligor will:

(a)      as regards all its assets and property of any kind arrange and maintain in full force and effect insurances (including consequential loss, business interruption and public liability and damage and other insurances usually maintained by companies carrying on the same type of business under similar circumstances) in such amounts, on such terms and with such insurers as the Agent may reasonably approve and on a basis consistent with that outlined in the insurance report or other evidence delivered to the Agent pursuant to paragraph 11 of Schedule 2 (Conditions Precedent);

(b)      procure that the Agent’s interest is noted on all policies relating to loss/damage to property (including stock), machinery or equipment or business interruption so arranged in such manner as the Agent may in its absolute discretion require and will use all reasonable endeavours to ensure that the Agent is named as sole loss payee (but without having any obligation for premiums) in respect of those policies;

(c)      ensure that every policy of insurance contains a standard mortgagee clause, whereby such insurance will not be invalidated, vitiated or avoided as against a mortgagee (or such other terms as the Agent may agree);

(d)      supply to the Agent copies of all such policies of insurance and all endorsements and renewals of such policies, together with receipts for premiums;

(e)      duly and punctually pay all premiums in respect of its insurances and not do or omit to do any act, matter or thing whereby any such insurance may be or becomes void or voidable at the option of the insurers or settle any claim in excess of €50,000 in respect of those insurances without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed;

(f)       comply with, enforce and (except with the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed) not waive, release, terminate or vary (or agree so to do) any obligations arising under all policies of insurance and in particular, but without limitation, it shall notify the Agent immediately upon receiving notice from any insurer that the details of any insurance policy are to change in any way and upon receiving notice from any insurer terminating any insurance policies;

(g)      in the event that it receives from any insurer notice that such insurer is terminating any insurance policy, it shall use all reasonable endeavours to enter into a corresponding policy with an insurer approved by the Agent and procure that such reasonable steps are taken as may be necessary to ensure that such policy complies in all respects with the terms of this Agreement; and

(h)      immediately give notice to the Agent of any occurrence which gives rise, or might give rise, to a claim under any policy of insurance in excess of £50,000.

If any Obligor at any time fails to perform any of its obligations contained in this Clause, 24.14 the Agent may effect or renew such insurance as it thinks fit and such Obligor shall reimburse the Agent for the costs thereby incurred on demand.

24.15     Financial Year End

No Obligor will alter its financial year end.

24.16     Taxes

Each Obligor will promptly pay all Taxes imposed upon it as and when they fall due (except where the Agent agrees that any relevant amounts are subject to a bona fide dispute).

24.17     Change of Name

No Obligor will change its name without giving the Agent 30 days’ prior written notice of the proposed new name and will supply a copy of the relevant certificate of incorporation on change of name to the Agent as soon as it becomes available.

24.18     Credit Card Agreements

Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or breach of any of the terms of any of the Credit Card Agreements; and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements except where such amendment, modification, or waiver would not have a Material Adverse Effect, or consent to or permit to occur any of the foregoing; except, that, (i) any such Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give the Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) the Agent shall have received not less than fifteen (15) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as the Agent may request) and (ii) such Borrower delivers, or causes to be delivered to the Agent, a Credit Card Acknowledgment in favor of the Agent; (e) give the Agent immediate written notice of any Credit Card Agreement entered into by such

Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as the Agent may reasonably request; and (f) furnish to Agent, promptly upon the request of the Agent, such information and evidence as the Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

24.19     ERISA Compliance

Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to:

(a)      maintain each Plan which it sponsors in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law;

(b)     cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification;

(c)      not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation;

(d)     not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA;

(e)      make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan;

(f)      not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or

(g)     allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation, except that no event shall be deemed to be a breach of this Clause unless, in the reasonable opinion of the Majority Lenders, such event is likely to have a Material Adverse Effect.

24.20     Notice to Debtors

Each German Borrower and each German Guarantor shall (i) provide to its account debtors such notice with respect to the security created pursuant to the Security Documents as the Agent may from time to time reasonably require and (ii) include on its invoices details of an appropriate Blocked Account for payment.

24.21   Conditions Precedent

To the extent to which the Lenders may agree to waive any of the conditions specified in Schedule 2 (Conditions Precedent) in relation to the making of the first Utilisations, the Company shall procure the satisfaction of such conditions within 10 Business Days following the date of the first Utilisation.

25.         EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 is an Event of Default. Clauses 25.16 (Acceleration), 25.17 (Agent’s Rights following an Event of Default) and 25.18 (New Subsidiary Default) determine certain rights arising as a consequence of the occurrence of an Event of Default.

25.1       Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical error (not attributable to an Obligor) and (ii) payment is made within two Business Days of its due date.

25.2       Other obligations

(a)        An Obligor does not comply with the provisions of Clauses 24.3 (Negative Pledge), 24.4 (Disposals), 24.8 (Financial Indebtedness), 24.9 (Making Loans, 24.10 (WW Subordinated Facility), 24.14 (Insurance) or any of the undertakings set out in Schedule 3 (Reporting and Financial Undertakings; Margin Adjustment; Revisions to the Facilities).

(b)        An Obligor does not comply with any other provision of the Finance Documents and, where such non-compliance is capable of remedy, such Obligor fails to remedy same with 15 Business Days of becoming aware thereof.

25.3       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if such state of affairs is capable of remedy, it has not been remedied within ten Business Days of the relevant Obligor becoming aware of such state of affairs.

25.4       Cross default

(a)        Any Financial Indebtedness (excluding Financial Indebtedness under the Rosenthal Subordinated Facility) of any Obligor exceeding €150,000 (or its equivalent in other currencies) in the aggregate is not paid when due.

(b)        Any Financial Indebtedness of any Obligor exceeding €150,000 (or its equivalent in other currencies) becomes prematurely due and payable (or becomes capable of being declared prematurely due and payable) as a result of an event of default (however described).

(c)        Any Security Interest with respect to any Financial Indebtedness in excess of €150,000 (or its equivalent in other currencies) of any Obligor becomes enforceable.

(d)        An amount in excess of €20,000,000 in aggregate owed to trade creditors of the Group as a whole remains outstanding following the expiry of 60 days after the due date.

25.5       Insolvency

(a)        An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling all or a substantial part of its indebtedness or all or a substantial part of any class of its indebtedness.

(b)        The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities and the benefit of any Solvency Undertaking issued in favour of such Obligor).

(c)        A moratorium is declared in respect of any indebtedness of any Obligor.

25.6       Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)        the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examination or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)        a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)        the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)        enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction and is not dismissed or discharged within 21 days (provided that such 21 day grace period will not apply if the relevant action, proceedings or other step is taken by or at the instigation of the Board of Directors of the relevant Obligor).

25.7       Cessation of Business

Any Obligor ceases or threatens to cease, to carry on all or a substantial part of its business.

25.8       Creditors’ process

Any expropriation, attachment, sequestration, distress or execution in excess of €150,000 affects any asset of any Obligor and is not discharged within 14 days.

25.9       Change of Control

Any single person or group of persons (other than the Permitted Holders and any entity formed by the Permitted Holders for the purposes of owning, or through which the Permitted Holders directly or indirectly, own Capital Stock of the Company) acting in concert (as defined in the City Code on Takeovers and Mergers) not having control of the Company as at the date of this Agreement acquires control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Company.

25.10     Charged Account Arrangements

Any bank repudiates or purports to terminate the arrangements set out in the Debenture in relation to any Charged Account or a cash-sweep or payment required to be made under any Finance Document from a Charged Account is not made in the amount and manner required (unless attributable to a technical failure which is remedied promptly), unless the Company has previously established appropriate alternative arrangements to the reasonable satisfaction of the Majority Lenders.

25.11     Material adverse change

An event or series of events occurs which, in the reasonable opinion of the Majority Lenders, could be expected to have a Material Adverse Effect.

25.12     Credit Card Agreements

Any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Borrower to fund a reserve account or otherwise hold as collateral, or shall require any Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favour of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed €50,000 or any Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts from any deposit account of any Borrower.

25.13     Extended Term Loan

The amounts outstanding in respect of the Extended Term Loan at any time exceed the Total Availability at that time (but this provision shall only apply to the Extended Term Loan and not to any other Loan).

25.14     ERISA

An ERISA Event shall occur which results in or could reasonably be expected to have a Material Adverse Effect.

25.15     Refinancing

The Company fails to demonstrate to the satisfaction of the Agent that satisfactory arrangements have been made for the refinancing of the Facilities, not later than five Business Days prior to the First Repayment Date.

25.16     Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and if so directed by the Majority Lenders shall, by notice to the Company:

(a)          cancel the Facilities (other than the Ancillary Facilities which may be cancelled in accordance with their terms) whereupon they shall immediately be cancelled;

and/or

(b)          declare that all or part of the Loans (excluding, for those purposes, any amounts owing in respect of the Ancillary Facilities), together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)          declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lenders.

(d)          declare that the Company shall immediately pay or procure the payment of cash cover in respect of the L/Cs.  The provisions of clause 12.12 (Cash collateral) shall apply to any cash cover to be provided under this Clause 25.16(d).

25.17     Agent’s Rights following an Event of Default

Without prejudice to the other provisions of this Clause 25 or any of its other rights under any Finance Documents, the Agent may, at any time while an Event of Default is continuing (and without incurring any liability for the exercise or non-exercise of any such power):

(a)             require each Obligor immediately to deliver to it all original documents relating to the Receivables and the contracts giving rise to them; and/or

(b)            give notice (or require the relevant Obligors to give notice) to the account debtors to the effect that the Receivables have been assigned to the Agent and requiring that payment be made to such account as the Agent may specify; and/or

(c)             extend the time for payment of any Receivable or otherwise enter into any arrangements for the settlement, compromise, release or discharge of any receivable; and/or

(d)            generally take such action as it may deem fit for the protection of any rights, remedies or security conferred upon it by any of the Finance Documents.

25.18     New Subsidiary Default

In determining whether an Event of Default has occurred for the purposes of this Clause 25, regard shall be had to Clause 4.3(d).

25.19     Majority Senior Tranche B Lender’s Rights

Notwithstanding anything to the contrary contained herein, except as the Majority Senior Tranche B Lenders shall otherwise agree, the Agent shall demand payment of the obligations and commence and pursue such other Enforcement Actions as the Agent in good faith deems appropriate within one hundred and twenty (120) days (except with respect to Events of Default described in Clauses 25.5 and 25.6, the Agent shall take such Enforcement Actions as it deems appropriate under the circumstances promptly upon receipt of notice) after the date of the receipt by the Agent of written notice executed and delivered by the Majority Senior Tranche B

Lenders of an Event of Default described in Clauses 25.1, 25.5, 25.6 or 25.2 (to the extent arising as a result of the failure to comply with Clauses 24.3, 24.4, 24.5, 24.7, 24.8, 24.9 or 24.10 after giving effect to all applicable cure periods) and requesting that the Agent commence Enforcement Actions, provided, that, (i) such Event of Default has not been waived or cured, (ii) in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law, (iii) taking an Enforcement Action shall not result in any liability of the Agent or the Lenders to the Company, any Obligor or any other person, (iv) the Agent shall be entitled to all of the benefits of Clause 28 (Role of the Agent), and (v) the Agent shall not be required to take an Enforcement Action so long as within the period provided above, the Agent shall, at its option, either (A) appoint the Original Tranche B Lender, as an agent of the Agent for purposes of exercising the rights of the Agent to take an Enforcement Action, subject to the terms hereof or (B) resign as the Agent and the Original Tranche B Lender shall automatically be deemed to be the successor Agent hereunder for purposes hereof, except with respect to the provisions of Clause 2 and except in connection with all matters relating to the determination of Eligible Stock and Eligible Receivables, Reserves and receiving reports in respect of Collateral and conducting field examinations with respect to the Collateral and similar matters). This Clause 25.19 shall not apply to the Ancillary Facilities.

26.         CHANGES TO THE LENDERS

26.1       Assignments and transfers by the Lenders

(a)     The Senior Lenders may at any time assign, transfer, delegate or offer participations in all or a proportion of their rights and obligations under the Finance Documents.  During the primary syndication period of 26 weeks which is intended to follow the date of this Agreement, the Senior Lenders shall consult with the Company before taking any action of the kind described in this Clause 26.1.  Thereafter, the Senior Lenders shall not take any such action without the prior written consent of the Company and the Agent.

(b)     Subject to obtaining the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) each Senior Tranche B Lender may assign all or, if less than all, a portion equal to at least US$2,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more persons, each of which assignees shall become a party to this Agreement as a Senior Tranche B Lender by execution of a Transfer Certificate; provided, that, the Agent shall have received for its sole account the fee set forth in Clause 26.3 (Assignment or Transfer Fee).  Anything contained herein to the contrary notwithstanding, the consent of the Company or the Agent shall not be required, the minimum assignment amount shall not be applicable, such Transfer Certificate shall not be required to be executed by or delivered to the Agent in order to be effective, and payments of the processing fee shall not be required if (x) such assignment is in connection with any merger or consolidation of a Senior Tranche B Lender, (y) whilst a Default or Event of Default is continuing and has not been remedied or (z) in the case of any Senior Tranche B Lender, the assignee is an Affiliate of such Senior Tranche B Lender or any Related Fund, provided, however, that the Company, each other Obligor and the

Agent may continue to deal solely and directly with the assigning Senior Tranche B Lender in connection with the interest so assigned until such time as written notice of such assignment shall have been delivered by the assigning Senior Tranche B Lender or the assignee to the Agent.

(c)     If a Lender grants any risk or funded participations to any other party, then such Lender shall nevertheless remain responsible for the performance of the obligations expressed to be assumed by it pursuant to the Finance Documents.  No such participant shall acquire any rights under any of the Finance Documents.

26.2       Assignment to Federal Reserve Bank

In addition to any other assignments or participation rights provided in this Clause 26, each Lender may assign and pledge all or any portion of its Loans and the other obligations owed to such Lender, without notice to or consent of any Party, to any Federal Reserve Bank pursuant to Regulation A of the Board of Governors of the Federal Reserve Bank and any operating circular issued by such Federal Reserve Bank; provided, however, that, (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

26.3        Assignment or transfer fee

The assignee or transferee (the “New Lender”) shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £750, except as otherwise provided by Clause 26.1(b).

26.4        Limitation of responsibility of Existing Lenders

(a)      Unless expressly agreed to the contrary, the assignor or transferor (the “Existing Lender”) makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)          the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)         the financial condition of any Obligor;

(iii)        the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)        the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)     Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)          has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)         will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)      Nothing in any Finance Document obliges an Existing Lender to:

(i)          accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)         support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5        Procedure for transfer

(a)     Subject to the conditions set out in this Clause 26.5 and except as otherwise provided in Clause 26.1(b), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender (as those terms are defined in the Transfer Certificate).  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)     The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that:

(i)    it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender; and

(ii)   it has received such further documentation as may be necessary to ensure that the New Lender may become a party to the Intercreditor Agreement.

(c)     On the Transfer Date:

(i)    to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)   each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)  the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv) the New Lender shall become a Party as a “Lender”.

(d)     In the case of lending to a US Borrower, no assignment or transfer shall be effective until the US Borrower is notified of the Transfer and provided with the transferee’s name and relevant identifying information.  Further, no Lender may sub-participate any portion of its interest in the relevant Facilities without a book entry record of ownership identifying the participant and the amount of such participation owned by the participant.  Such book entry record of ownership shall be maintained by the Agent as agent for the US Borrower.  Each participant shall also agree to the same restrictions on transfer.

(e)     For US federal income tax purposes only, each US Borrower designates the Agent as its agent for maintaining a book entry record of ownership identifying the Lenders and the amount of the respective interest in the Loan which they own.  For U.S. federal income tax purposes only, to the extent that a Lender sells to any party participating interests in its Loan, such Lender shall maintain a book entry record of ownership identifying the participant(s) and the amount of such participation(s) owned by such participant(s).  Such book entry record of ownership shall be maintained by the Agent as agent for each US Borrower.  In the event that the IRS shall specifically request such information from a US Borrower, upon receipt of written notice thereof from such US Borrower (or its agent), together with a copy of the relevant portion of such request from the IRS, the Agent shall deliver to such US Borrower (or its agent) a copy of the register of such Lender’s sub-participations, including the names and addresses of the owners of such sub-participations and the amount of such sub-participations owing to them.  This Clause shall not impose any obligation or liability on any Lender or the Agent other than the obligation to deliver the specified information under the specific conditions in this Agreement.  The foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulation Section 5f.103-1 so that the Loans to the US Borrowers are considered to be in “registered form” pursuant to such regulation.

26.6        Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

26.7        Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)     to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)     with (or through) whom that Lender enters into (or may potentially enter into) any sub participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)     to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate, if, in relation to paragraphs (a) and (b) above, the person to whom such information is to be disclosed has entered into a confidentiality undertaking substantially in the form recommended by the LMA.

26.8        Ancillary Facility Providers

An institution may become an Ancillary Facility Provider in accordance with the provisions of Clause 2.8(a) (Ancillary Facility Provider).

27.         CHANGES TO THE OBLIGORS

27.1       Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2       Additional Borrowers

The Company may request that any of its Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(a)     the Agent approves the addition of that Subsidiary (provided that no such approval shall be required in relation to a New Subsidiary or Rosenthal USA Limited);

(b)     the Company delivers to the Agent a duly completed and executed Accession Letter and Deed of Accession;

(c)     the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(d)     the Agent has received with respect to the Additional Borrower, documentation corresponding to that listed in paragraphs (A) and (B) of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

27.3       Additional Guarantors

The Company shall procure that each of its Material Subsidiaries (other than Rosenthal) is a Guarantor.  If any company becomes a Material Subsidiary after the date of this Agreement, the Company shall procure that such Material Subsidiary (other than Rosenthal) becomes an Additional Guarantor by delivering to the Agent:

(a)     a duly completed and executed Accession Letter and Deed of Accession or (if the Material Subsidiary is incorporated outside England and Wales) such documentation as the Agent may reasonably require in order to obtain corresponding security in the relevant jurisdiction of incorporation; and

(b)     all of the corresponding documents and other evidence listed in paragraphs (A) and (B) of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

If any such Material Subsidiary is a public company or a Subsidiary of a public company, then the Company shall procure that such Material Subsidiary becomes an Additional Guarantor within 120 days of its acquisition.

27.4       Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.         ROLE OF THE AGENT

28.1       Appointment of the Agent

(a)        Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)        The Agent shall hold the benefit of the Security Documents executed in its favour as agent and security trustee for all the Finance Parties and in accordance with the trusts created pursuant to the Intercreditor Agreement.

(c)        Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)        Nothing in this Clause 28.1 shall have the effect of appointing the Agent to act as agent with respect to the documentation which creates or evidences any Ancillary Facilities.

28.2       Duties of the Agent

(a)        The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)        Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)        If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)        If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)        The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.  To the extent to which the administration of the Finance Documents may involve the making of any decisions or judgements or the exercise of any discretion (e.g. as to whether any Stock or Receivables constitute Eligible Stock or Eligible Receivables, the administration of the Charged Accounts, the establishment of any Reserves or any other matter whatsoever) the exculpatory and other provisions of this Clause 28 (including, without limitation, Clauses 28.7 (Responsibility for Documentation) and Clause 28.8 (Exclusion of Liability))shall be applicable thereto with any necessary adaptations.

28.3       No fiduciary duties

(a)        Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.  In so far as the Agent acts as security trustee pursuant to Clause 28.1 (Appointment of the Agent), it shall have no obligations beyond those set out in this Clause 28 and in the Intercreditor Agreement.

(b)        The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.4       Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Company or any of its Affiliates.

28.5       Rights and discretions of the Agent

(a)        The Agent may rely on:

(i)         any representation, notice or document believed by it to be genuine, correct and appropriately authorised (whether received by fax, e-mail or by any other means whatsoever); and

(ii)        any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)        The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)         no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)        any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)       any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)        The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)        The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)        The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)         Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.6       Majority Lenders’ instructions

(a)        Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders. The Agent may, however, carry out the mechanical and administrative functions described in Clause 28.2 (Duties of the Agent) without prior reference to the Lenders or any of them.

(b)        Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)        The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, from all of the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)        In the absence of instructions from the Majority Lenders, (or, if appropriate, from all of the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)        The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)         If all moneys owing in respect of the Senior Facilities have been paid or repaid in full, then reference in this clause 28.6 to the Majority Lenders shall instead be read as references to the Majority Senior Tranche B Lenders.

28.7       Responsibility for documentation

The Agent:

(a)        is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; and

(b)        is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.8     Exclusion of liability

(b)  (a)         Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)             No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)            The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)             Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

28.9     Lenders’ indemnity to the Agent

Each Senior Lender shall (in proportion to its share of the Total Senior Commitments or, if the Total Senior Commitments are then zero, to its share of the Total Senior Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document) in relation to the Senior Facilities. Each Senior Tranche B Lender shall likewise indemnify the Agent against any cost, loss or liability incurred by the Agent in acting as Agent in respect of the Senior Tranche B Facility, on the terms of this Clause 28.9 with necessary adaptations.

28.10   Resignation and Removal of the Agent

(a)        The Agent may resign and appoint one of its Affiliates or an Affiliate of Wachovia Bank, NA acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)        Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Required Lenders (after consultation with the Company) may appoint a successor Agent.

(c)        If the Required Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor.

(d)        The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)        The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)         Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)        After consultation with the Company, the Required Lenders may, by giving notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)        The Agent and the Security Trustee shall always be the same person.

28.11     Confidentiality

(a)        In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)        If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.12     Relationship with the Lenders

(a)        The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)        Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost.

28.13     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)        the financial condition, status and nature of the Company and its Affiliates;

(b)        the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)        whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)        the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.14     Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.15     Agent as Security Trustee

The protections extended to the Agent pursuant to the foregoing provisions of this Clause 28 shall apply to it equally in its role as Security Trustee under the Security Documents and the Intercreditor Agreement. The ensuing provisions of this Clause 28 shall apply in addition in relation to the Security Trustee.

28.16     Appointment

The Lenders and the Obligors hereby appoint the Security Trustee to hold, and the Security Trustee agrees that it shall hold, the security constituted by the Security Documents in trust for the benefit of the Lenders, on the terms of and subject to the conditions of this Agreement and the Intercreditor Agreement and to act as trustee hereunder and the Security Trustee shall exercise such rights, powers, discretions and duties as may be conferred or imposed upon it pursuant to the terms of this Agreement, the Intercreditor Agreement and the provisions of the general law.

28.17     Security Trustee as joint creditor

(a)        The Company, the Obligors and each of the Lenders agree that the Security Trustee, to the extent the Security Trustee is not a creditor itself, shall be the joint creditor (together with the relevant Lender) of each and every obligation of the Company and the Obligors in full towards each or any of the Lenders under each and any Finance Document, and that accordingly the Security Trustee will have its own independent right to demand performance by the Company or the

Obligors of those obligations (and the obligations owed to the Security Trustee as joint creditor hereinafter referred to as the “Parallel Debt”). However, a discharge of any such obligation to one of the Security Trustee or a Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)        Without limiting or affecting the Security Trustee’s rights against the Company or the Obligors (whether under this paragraph or under any other provision of the Finance Documents), the Security Trustee agrees with each other Lender (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Lender except that after consultation with the relevant Lender. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Trustee’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Deed and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

(c)        For this purpose of this Clause 28.17, in relation to all Security Documents governed by German law (the “German Security Documents”), the Security Trustee acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The collateral granted under the Finance Documents to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)        Waterford Wedgwood Japan (“WWJ”), Waterford Wedgwood plc, Wedgwood Limited, Statum Limited and Josiah Wedgwood & Sons Limited (the last four companies shall hereinafter be collectively referred to as the “Intragroup Creditors” and individually as an “Intragroup Creditor”) agree that the Security Trustee shall be the joint creditor (together with the relevant Intragroup Creditor) of all present and future indebtedness, obligations and liabilities of every nature of WWJ from time to time owed to each of the Intragroup Creditors under trade accounts payable by WWJ arising in the ordinary course of business and not overdue by 90 days or more, and that accordingly the Security Trustee will have its own independent right to demand performance by WWJ of those indebtedness, obligations and liabilities (such indebtedness, obligations and liabilities owed to the Security Trustee as joint creditor shall hereinafter be referred to as the “Parallel Intragroup Debt”).  However, a discharge of any such indebtedness, obligation or liability to either of the Security Trustee or an Intragroup Creditor shall, to the same extent, discharge the corresponding indebtedness, obligation or the liability owing to the other.

(e)        For the purpose of this Clause 28.17, in relation to all Security Documents governed by Japanese Law (the “Japanese Security Documents”), the Security Trustee acts in its own name and not as trustee, and its claims in respect of the Parallel Debt and the Parallel Intragroup Debt shall not be held on trust.  The collateral granted under the Japanese Security Documents to the Security Trustee to secure the Parallel Debt and the Parallel Intragroup Debt is granted to the Security Trustee, in its capacity as creditor of the Parallel Debt and the Parallel Intragroup Debt and shall not be held on trust.

28.18     The German Security Documents

In relation to the German Security Documents the following additional provisions shall apply:

(a)      The Security Trustee shall:

(i)        hold and administer any German Security which is security assigned (Sicherungseigentum/Sicherungsabretung) or otherwise transferred under a non-accessory security right (nicht akzessorische Sicherheit) to it as trustee (Treu-händer) for the benefit of the Lenders;

(ii)       hold and administer any German Security which is pledged (Verpfädung) or otherwise transferred to it under an accessory security right (akzessorishe sicherheit) and secures the Parallel Debt as trustee (Treuhänder) for the benefit of the Lenders.

(b)        Each of the Lenders hereby authorises the Security Trustee (whether or not by or through employees or agents):

(i)         to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Trustee by the German Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)        to take such action on its behalf as may from time to time be authorised under or in accordance with the German Security Documents; and

(iii)       unless the Security Trustee receives pledges or other accessory rights which secure the Parallel Debt, to accept as its representative (Stellvertreter) any pledge or other creation of any accessory right made to such Lender in relation to the Finance Documents.

The Security Trustee shall be exempted from the restrictions of Section 181 of the German Civil Code.

(c)        None of the Lenders shall have any independent power to enforce any of the German Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the German Security Documents or otherwise have direct recourse to the security constituted by any of the German Security Documents except through the Security Trustee.

28.19     Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable hereto, shall be the period of eighty years from the date of this Agreement.

29.         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)        interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)        oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)        oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.         SHARING AMONG THE FINANCE PARTIES

30.1       Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)        the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)        the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)        the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party such that it receives its appropriate Pro Rata Share thereof.

30.2       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with their respective Pro Rata Shares.

30.3       Recovering Finance Party’s rights

(a)        On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)        If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)        each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)        that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5       Exceptions

(a)        This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)        A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)         it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)          the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6       Ancillary Facilities

The provisions of this Clause 30 do not apply to the Ancillary Facilities.

31.         PAYMENT MECHANICS

31.1       Payments to the Agent

(a)        On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)        Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2       Distributions by the Agent

(a)        Subject to (b) below, each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

(b)        Notwithstanding (a) above and with a view to minimising the transfers of funds among the Senior Lenders, the Agent may, instead of requiring each Senior Lender to provide it with immediately available funds representing its Pro Rata Share of each Utilisation, at its option elect to make available, on behalf of the Senior Lenders, the full amount of the required Utilisation.  In such event, the provisions of paragraphs 3, 4, 5, 6, 7 and 8 of Schedule 4 (Provisions applicable to US Lenders and the Administration of the Senior Facilities) shall apply with any necessary adaptations to the arrangements for accounting and settlement as between the Agent and the Senior Lenders.

31.3       Distributions to an Obligor

The Agent may apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4       Clawback

(a)            Where a sum is to be paid to the Agent under the Finance Documents for another party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)            If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5       Currency of account

(a)     Subject to paragraphs (b) and (c) below, the euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)     Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

32.         AMENDMENTS AND WAIVERS

32.1       Required consents

(a)        Subject to Clause 32.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)        The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)        The provisions of this Clause 32 shall not apply with respect to the Ancillary Facilities, which may be modified in accordance with their terms.

32.2       Exceptions

(a)             An amendment that has the effect of changing or which relates to:

(i)        the definitions of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)       an extension to the date of payment of any amount under the Finance Documents, whether by means of an amendment to Clause 12.5 (Repayment of Term Loans), Clause 12.6 (Repayments and Facility Limits), Clause 12.7 (Repayments) or otherwise howsoever;

(iii)      a reduction in either the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than as result of the application of the provisions of Schedule 3 (Reporting and Financial Undertakings, Margin Adjustment,  Adjustment to the Facilities));

(iv)      an increase in or an extension of any Commitment (except in the manner specifically contemplated by Schedule 3 (Reporting and Financial Undertakings, Margin Adjustment, Adjustment to the Facilities));

(v)       a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vi)      any release of the €20,000,000 reserve in a manner different to that contemplated by paragraph (iv) of the definition of “Reserves”;

(vii)     any provision which expressly requires the consent of all the Lenders;

(viii)    Clause 2.5 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 32; or

(ix)      the release of any security created pursuant to any of the Security Documents (save to the extent permitted pursuant to the other provisions of this Agreement or the Intercreditor Agreement or to the extent necessary to enable any Obligor to dispose of any asset in a manner permitted by this Agreement), shall not be made without the prior consent of all the Lenders

(b)             An amendment which has the effect of changing or which relates to:

(i)         the definitions of “EBITDA”, “Eligible Receivables”, “Eligible Stock”, “Material Adverse Change”, “Prime Rate”, “Pro Rata Share” or “Receivables Advance Amount” (but only to the extent of an increase in the amount thereof), “Required Lenders”, “Senior Tranche B Margin”, “Total Availability”, “Total Receivables Availability” or “Total Stock Availability”;

(ii)          an increase in the Receivables Percentage or the Stock Percentage, the Revolving Credit Limit, the Receivables Limit or the Stock Limit other than as permitted by (e) below;

(iii)        Clause 12.2 (Order of Application);

(iv)        the definitions of “Enforcement Point” and “Enforcement Action” under the Intercreditor Agreement or Clause 10.1 of the Intercreditor Agreement;

(v)         a change to any of the financial undertakings in part (B) of Schedule 3 (Financial Undertakings) or any defined term used in association therewith, other than in accordance with the provisions of Schedule 3;

(vi)        any provision which expressly requires the consent of all the Required Lenders;

(vii)       a change to Clause 15 (Fees);

(viii)      a change to the nature or structure of the Facilities as contemplated by Clause 2 (The Facilities);

(ix)         any release of the Reserves established pursuant to Clause (v) or (vi) of the definition of Reserves;

(x)          a change to Clause 12.6(a) or (b) (Repayment and Facility Limits), Clause 12.7(b) (Final Repayment; The Ancillary Facilities), Clause 24.3 (Negative Pledge), 24.4 (Disposals), 24.5 (Mergers and Acquisition), 24.7 (Intra-Group Arrangements), 24.8 (Financial Indebtedness), 24.9 (Making Loans), Clause 24.10 (WW Subordinated Facilities), Clause 25.1 (Non-payment) and 25.16 (Acceleration),  Clause 25.19 (Majority Senior Tranche B Lender’s Rights) or Clause 26.1 (Changes to the Lenders),

shall not be made without the prior consent of the Required Lenders.

(c)      An amendment or waiver which relates to the rights and obligations of an Ancillary Lender under Clause 12 (Order of Application) or which reduces the amount of any Reserve established with respect to the Ancillary Facilities may only be made with the consent of such Ancillary Lender.

(d)     An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

(e)     Notwithstanding the foregoing provisions of this Clause 32.2, the Senior Lenders may agree to increase the Senior Facilities by an amount of up to €5,000,000 without the consent of the Senior Tranche B Lender (in addition to the application of the provisions of Schedule 3).

32.3       Non Consenting Lenders

Notwithstanding anything to the contrary contained in Clauses 32.1 (Required Consents) and 32.2 (Exceptions), in connection with any amendment, waiver,

discharge or termination, in the event that any Lender (the “Non-Consenting Lender”) whose consent thereto is required shall fail to consent or fail to consent in a timely manner, but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then the Agent shall have the right, but not the obligation, at any time thereafter, and upon the exercise by the Agent of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to the Agent or such transferee as the Agent may specify with the consent of the Company, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  The Agent shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this clause, which notice shall specify the date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of a Transfer Certificate (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, the Agent, or the Transferee specified by the Agent, shall pay to the Non-Consenting Lender (except as the Agent and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be entitled to any early termination or cancellation fee), minus (iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Facility and the denominator of which is the number of months in the then current term thereof.  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

33.         NOTICES

33.1       Communications

Any communication, consent or other approval to be made or given under or in connection with the Finance Documents shall be made in writing, may be made by fax or letter and shall be deemed to have been received as follows:

(i)         if by way of fax, when received in legible form; or

(ii)        if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

33.2       Address

Any notice to be given to the Company or any Obligor shall be given to the Company at the address or fax number of the Company set out on the execution pages.  Each Obligor irrevocably appoints the Company as its agent for the purpose of receiving any such notice.  Any notice to be given to the Agent or a Finance Party shall be given to it at the address or fax number set out on the execution pages.  Each Party may change these details by notice to the others.

33.3       Company as Agent for Borrowers

Each Obligor irrevocably appoints the Company as its agent for the purposes of:

(a)             giving on its behalf any notice (including any Utilisation Request) required or permitted to be given by such Borrower or Obligor under any of the Finance Documents;

(b)            receiving any notice to be given to such Borrower or Obligor under any of the Finance Documents, and the Company accepts such appointment; and

(c)             agreeing to any amendments or waivers to any provision of the Finance Documents.

33.4       Reliance

The Agent and the Lenders may conclusively presume that any notice given by the Company and purporting to be given on behalf of an Obligor has been duly authorised by, and is binding upon, that Obligor.  Likewise, where the Agent or a Lender gives a notice to the Company, it may assume that it has been duly received by the Obligor concerned.

34.         MISCELLANEOUS PROVISIONS

34.1       Certificates and Determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.2       Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.3        Designation

For the purposes of the High Yield Bond Indenture:

(a)     this Agreement and the Indebtedness (as defined in the High Yield Bond Indenture) hereunder is designated as “Designated Senior Debt”; and

(b)     the Agent is designated as “Designated Senior Agent” as both such terms are defined in the High Yield Bond Indenture.

35.         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.         GOVERNING LAW

This Agreement is governed by English law.

38.         ENFORCEMENT

38.1       Jurisdiction of English courts

(a)        The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)        The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)        This Clause 38.1 is for the benefit of the Finance Parties only.  As a result, the Finance Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2       Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)             irrevocably appoints Waterford Wedgwood U.K. plc as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)            agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

SCHEDULE 1

THE ORIGINAL OBLIGORS

PART I

THE ORIGINAL BORROWERS

Name of Original Borrower	Registration number (or equivalent, if any)

England & Wales

Josiah Wedgwood & Sons Limited	613288 (England & Wales)

Josiah Wedgwood & Sons (Exports) Limited	240666 (England & Wales)

Waterford Wedgwood Retail Limited	624489 (England & Wales)

Wedgwood Limited	44052 (England & Wales)

Waterford Wedgwood U.K. plc	2058427 (England & Wales)

Stuart & Sons Limited	117548 (England & Wales)

Statum Limited	343652 (England &Wales)

USA

Waterford Wedgwood USA, Inc.	131943058 (New York)

Waterford Wedgwood, Inc.	51-0376781 (Delaware)

WW Inc	51-0329548 (Delaware)

Ireland

Waterford Wedgwood plc	11861 (Ireland)

Waterford Crystal (Manufacturing) Limited	104597 (Ireland)

Waterford Crystal Limited	78088 (Ireland)

Cash’s Mail Order Limited	314484 (Ireland)

Germany

Rosenthal AG	HR B 33 (Amtsgericht at Hof) (Germany)

Waterford Wedgwood GmbH	HR B 2900 (Amtsgericht at Hof) (Germany)

Part II

The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any)

England & Wales

Josiah Wedgwood & Sons Limited	613288 (England & Wales)

Josiah Wedgwood & Sons (Exports) Limited	240666 (England & Wales)

Waterford Wedgwood Retail Limited	624489 (England & Wales)

Wedgwood Limited	44052 (England & Wales)

Waterford Wedgwood U.K. plc	2058427 (England & Wales)

Waterford Wedgwood Australia Limited	47676 ( England & Wales)

Stuart & Sons Limited	117548 (England & Wales)

Statum Limited	343652 (England &Wales)

USA

Waterford Wedgwood USA, Inc.	131943058 (New York)

Waterford Wedgwood Holdings Inc.	22-0302 9516 (USA)

Waterford Wedgwood, Inc.	51-0329548 (Delaware)

WW Inc.	51-0329548 (Delaware)

Waterford Wedgwood Finance, Inc.	51-0384843 (Delaware)

Waterford Wedgwood Linens Inc.	06-1622817 (Delaware)

Ireland

Waterford Wedgwood plc	11861 (Ireland)

Waterford Crystal (Manufacturing) Limited	104597 (Ireland)

Waterford Crystal Limited	78088 (Ireland)

Cash’s Mail Order Limited	314484 (Ireland)

Germany

Waterford Wedgwood GmbH	HR B 2900 (Amtsgericht at Hof) Germany

Australia

Josiah Wedgwood & Sons (Aust) Pty Ltd	ACN 000077190 (Australia)

Japan

Waterford Wedgwood Japan Limited	(Japan)

Canada

Waterford Wedgwood Canada Inc.	2282950 (Ontario, Canada)

SCHEDULE 2

CONDITIONS PRECEDENT

Part I - General

(A)        Corporate Documents

1.           A certified copy of the constitutional documents of each Original Obligor.

2.           A certified copy of a resolution of the board of directors (or equivalent) of each Original Obligor approving the execution of the Finance Documents to which it is a Party and the taking of any action required or permitted pursuant thereto.

3.           A specimen of the signature of each person authorised to give notices on behalf of each Obligor.

4.           A certificate of each Obligor (signed by a director) confirming that the execution and performance of this Agreement does not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

5.           Satisfactory company and/or other searches.

6.           Such legal opinions as the Agent may require to confirm the validity and enforceability of the Finance Documents, including, without limitation:

(a)      opinions from its advisers in England, the USA, Germany, Ireland, Japan, Australia, Switzerland and Italy; and

(b)     an opinion from Clifford Chance LLP addressed to the Company but allowing for distribution to the Lenders on a confidential basis, confirming that, as at the date of such opinion, the execution, delivery and performance of the Finance Documents does not conflict with, or contravene the borrowing limits contained in any relevant provision of, the High Yield Bonds or the High Yield Bond Indenture.

(B)         Security And Other Documents

7.           The Fee Letter, and the Senior Tranche B Letter, duly executed on behalf of the Company.

8.           The Finance Documents, duly executed by the parties thereto together with such further documents as the Agent may require in connection with the completion, registration, perfection or enforceability thereof or of any security intended to be created thereby (or, to the extent to which they are not then available, the Agent being reasonably satisfied that they will be delivered to it in compliance with Clause 24.22 (Conditions Precedent).

9.           Certified copies of (i) all notices of assignment and other notices required to be given pursuant to the Debenture and (ii) all acknowledgements required to be given with respect thereto, duly executed by the recipient or, to the extent that they are not then available, the Agent being reasonably satisfied that they will be delivered to it in compliance with Clause 24.22 (Conditions Precedent).

10.         The Intercreditor Agreement, duly executed by the parties thereto.

11.         Evidence as to the insurances maintained by each Obligor and their conformity to the terms of the Finance Documents (including confirmation that the Agent is noted as sole loss payee).

12.         All title documents to the Mortgaged Property (or acceptable solicitors undertakings in lieu thereof), together with reports on title acceptable to the Agent.

13.         A report on the trade marks/brand names “Wedgwood” and “Waterford” and other intellectual property of the Company and its Subsidiaries.

14.         An Environmental Report with respect to the freehold property of the Company and its Subsidiaries.

15.         A Property Valuation.

16.         An Equipment Valuation.

17.         Such certificates of registration, application forms and other documents (together with appropriate fees) as may be necessary to complete and register the security created pursuant to the Finance Documents or, to the extent that they are not then available, the Agent being reasonably satisfied that they will be delivered to it in compliance with Clause 24.22 (Conditions Precedent).

18.         Such consents, waivers or other acknowledgments as the Agent may reasonably require from any person (including landlords, financial institutions, warehouse owners and others dealing with any Obligor) who may from time to time have or claim any Security Interest over any asset of any Obligor, in accordance with the document list circulated prior to the date of this Agreement.

19.         Without prejudice to the generality of paragraph 18 above, an access agreement from the owner of a leased warehouse at Aighig, Germany.

20.         Share certificates (together with executed, blank transfer forms) in respect of all shares and other securities charged to the Security Trustee pursuant to the Debenture.

21.         Evidence that the Blocked Accounts have been opened, together with copies of the completed mandates.

22.         Details of the amounts standing to the credit of each account which is to be a Charged Account on the day before the date of this Agreement.

23.         Evidence that the Existing Group Indebtedness will be repaid in full out of the proceeds of the initial Utilisation and that all security subsisting with respect thereto will be discharged.

24.         A subordination agreement with respect to the Rosenthal Subordinated Facility and the WW Subordinated Facility.

25.         Evidence that the assets and undertakings of each Obligor are free of any Security Interest other than (i) such Security Interests as are permitted to subsist pursuant to this Agreement and (ii) such Security Interests as will be fully discharged following repayment of the Existing Group Indebtedness.

26.         The Intra-Group Security Documents, duly executed by the parties thereto together with such further documents as the Agent may require in connection with the completion, registration, perfection or enforceability thereof or of any security intended to be created thereby (or, to the extent to which they are not then available, the Agent being reasonably satisfied that they will be delivered to it in compliance with Clause 24.22 (Conditions Precedent).

27.         An opinion of Price Waterhouse Coopers confirming that no capital gains tax liability arises with respect to the disposal of All-Clad.

28.         A telephone, facsimile and e-mail indemnity executed by each Borrower.

29.         A duly completed Receivables Notice from each Borrower.

(C)         Availability Limit Information

30.         Such information as the Agent may require in order to determine, as at the date of this Agreement, (i) the amount of the Eligible Receivables, (ii) the Net Stock Value, (iii) the Availability Limits pursuant to Clause 6 (Restrictions applicable to individual Facilities) and (iv) the Reserves.

31.         Such information as the Agent may require in order to identify or determine (i) those suppliers of Stock to the Obligors which supply on title retention terms, (ii) those customers of the Obligors which acquire Stock on sale or return terms, (iii) which Stock is supplied by any Obligor otherwise than as principal (whether as a consignee or otherwise) and (iv) the nature of the payment terms which apply as between the Obligors and their customers.

32.         Evidence that the total amount available for Utilisation in respect of the Senior Facilities will be not less than €30,000,000 after (i) the payment of fees and expenses incurred in connection with the Facilities, (ii) deductions for past due creditors and other obligations and (iii) the application of the proceeds of the Senior Tranche B Loan and the initial Utilisation in respect of the Senior Facilities.

Part II - Security

(A)           GENERAL FIXED AND FLOATING CHARGES

General fixed and floating charges (including charges over machinery, equipment, stock, receivables, bank accounts and shares in Subsidiaries to be provided by the following Obligors:

1.          England & Wales

(a)       Josiah Wedgwood & Sons Limited

(b)      Josiah Wedgwood & Sons (Exports) Limited

(c)       Waterford Wedgwood Retail Limited

(d)      Wedgwood Limited

(e)       Waterford Wedgwood UK PLC

(f)       Waterford Wedgwood Australia Limited

(g)      Stuart & Sons Limited

(h)      Statum Limited

The security shall include specific, first legal mortgages over (i) premises at Barlaston, Stoke-on-Trent ST12 9ES and (ii) Tuscan Works, Forrester Street, Longton, Stoke-on-Trent ST3 5XF.

The security shall also include a fixed and perfected charge over the following trade marks namely (i) Wedgwood, (ii) Coalport, (iii) Masons, (iv) Johnson Bros and (v) Franciscan.

2.          Ireland

(a)       Waterford Wedgwood plc

(b)      Waterford Crystal (Manufacturing) Limited

(c)       Waterford Crystal Limited

(d)      Cash’s Mail Order Limited

The security shall include specific, first legal mortgages over (i) premises at Cork Road, Kilbarry Co. Waterford, (ii) premises at Shandon Road, Dungarvan, Co. Waterford, and (iii) premises constituting sports facilities at Cork Road, Waterford.

The security shall also include a fixed and perfected charge over the following trade marks namely (i) Waterford, (ii) Marquis and (iii) Stuart.

The security shall include a Swiss Law pledge over the Company’s shareholding in All-Clad GmbH

(B)            CHARGES OVER STOCK, RECEIVABLES AND OTHER ASSETS

Security over their machinery, equipment, stock, receivables, bank accounts and shares in subsidiaries to be provided by the following Obligors:

1.          Germany

(a)       Rosenthal AG

(b)      Waterford Wedgwood GmbH

The security shall include specific, first ranking charges over (i) the premises and factory site at Philip – Rosenthal Platz 1, 95100 Selb, (ii) the factory at Geheimrat – Rosenthal – Strasse 71, 95100 Selb and (iii) the warehouse/factory premises at Zentrallager Speichersdorf, Dresdner Strasse 11, 95469 Speichersdorf.

The security shall also include a fixed and perfected charge over the following trade marks, namely (i) Rosenthal Studio Line, (ii) Rosenthal, (iii) Thomas Rosenthal Group and (iv) Hutschenreuther.

2.          Canada

Waterford Wedgwood Canada Inc.

3.          USA

(a)      Waterford Wedgwood USA Inc

(b)      Waterford Wedgwood Holdings Inc

(c)      Waterford Wedgwood Inc

(d)      WW Inc

(e)      Waterford Wedgwood Finance Inc

(f)       Waterford Wedgwood Linens Inc

 The security shall include (i) appropriate lock-box arrangements and (ii) appropriate access arrangements for warehouse/factory premises.

4.      Japan

Waterford Wedgwood Japan Limited

(C)            CHARGES OVER SHARES

A charge by Josiah Wedgwood (Aust) Pty Ltd over its shareholding in Waterford Wedgwood Australia Limited.

SCHEDULE 3

REPORTING AND FINANCIAL UNDERTAKINGS; MARGIN ADJUSTMENT; ADJUSTMENTS TO THE FACILITIES

(A)         REPORTING UNDERTAKINGS

1.           Immediate Reporting Requirements

Each Borrower will furnish to the Agent full details of each of the following matters as soon as such Borrower becomes aware thereof:

(a)      (i) any material delay in such Obligor’s performance of its obligations to an account debtor, (ii) any assertion by any account debtor of any right of set-off, defence, counterclaim or similar right with respect to any Receivable, (iii) any information coming to its attention which may be materially adverse to the financial condition of any account debtor and (iv) any information coming to its attention which might lead the Agent to consider any Receivables as no longer constituting Eligible Receivables;

(b)      any return of Stock by an account debtor where that Stock has a value in excess of €50,000;

(c)      any supplier who imposes retention of title clauses, other than any mentioned in a list provided for the purposes of Clause 22.13 (Retention of Title);

(d)      details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect; and

(e)      Any ERISA Event.

2.           Daily Reporting Requirements

Each Borrower will furnish to the Agent on a daily basis:

(a)             a duly completed Receivables Notice in accordance with Clause 8.1 (Delivery of Receivables Notice); and

(b)            schedules of Receivables, collections and credits and Receivables which are (or are alleged by the account debtor to be) subject to any restriction on assignment or charge.

3.           Weekly Reporting Requirements

Each Borrower will furnish to the Agent (in a format acceptable to the Agent), a weekly Stock report.

4.           Monthly Reporting Requirements

Each Borrower will furnish to the Agent (in a format acceptable to the Agent):

(a)     on a monthly basis, a monthly stock report in the form from time to time required by the Agent;

(b)     within 15 days of the end of each month or at such other times and with respect to such other periods as the Agent may require, full details (in such form as the Agent may from time to time require) of (i) all ageings of payables and Receivables with dated invoices, (ii) all Stock by category, location and supplier and (iii) if so requested by the Agent, a sales ledger control account and reconciliation of its Blocked Accounts;

(c)     (in the case of the Company only) as soon as the same become available, but in any event within 30 days after the end of each monthly management accounting period (and in each case in a format acceptable to the Agent) full individual and consolidated accounts for that period, including Stock figures and valuations for that month, a breakdown of the value and identity of preferential creditors for that month and details of all input and output VAT.

(d)     (in the case of the Company only) together with the accounts referred to in (c) above, a certificate from a Director of the Company confirming that (i) the Company was in compliance with the financial undertakings in paragraph (B) of this Schedule as at the date to which such accounts were made up and (ii) Utilisations under this Agreement have not breached or violated, or otherwise contravened, any provision of the High Yield Bonds or the High Yield Bond Indenture.

(e)     For the purposes of this paragraph 3 and for the purpose of ascertaining any Review Period, “month” refers to an accounting month of the Company.

5.           Six Monthly Reporting Requirements

The Company shall supply to the Agent, on each of the dates falling at six – monthly intervals after the date of this Agreement an inventory appraisal in form and substance satisfactory to the Agent acting reasonably.

6.           Annual Reporting Requirements

The Company shall supply to the Agent:

(a)             as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)              its audited financial statements (consolidated where appropriate) for that financial year; and

(ii)             the audited financial statements of each Obligor for that financial year (to the extent to which they are prepared under local law and, if not, the management accounts for the corresponding period);

(b)            together with the accounts referred to in (a) above, a certificate from the auditors to the Company confirming that the calculations relating to the financial undertakings referred to in paragraph (B) below were accurately extracted from the relevant financial statements.

(c)            on each of the dates falling at 12 monthly intervals after the date of this Agreement

(i)              a Property Valuation;

(ii)             an Equipment Valuation; and

(iii)            an Equipment Report.

7.           On Request Reporting Requirements

Each Obligor will furnish to the Agent (in a format acceptable to the Agent) upon the Agent’s request to that effect:

(a)     an appraisal of its Stock addressed to the Agent and in a form and prepared by an appraiser acceptable to the Agent;

(b)     such further information regarding the financial condition, business, assets and operations of any Obligor as the Agent may reasonably request.

8.           Reporting Requirements on Issue

Each Obligor will furnish to the Agent all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched.

9.           Provisions with respect to Stock, Receivables and Assets

(a)      If, at any time, any Stock is returned to an Obligor by an account debtor or is reclaimed or repossessed, then:

(i)                the related Receivable will cease to be an Eligible Receivable; and

(ii)               if so reasonably requested by the Agent, the relevant Obligor shall (i) hold the returned Stock on trust for the Lender, (ii) segregate the returned Stock from its other property, (iii) dispose of the returned Stock only in accordance with the Agent’s instructions and (iv) not issue any credits, discounts or allowances with respect to the returned Stock without the Agent’s prior written consent;

(b)     Each Obligor undertakes to maintain complete, accurate and up to date debtor records (including transport documents evidencing that goods have been despatched and payment is due), and to allow to the Agent access to those records on request.

(c)      Each Obligor acknowledges that the Agent may take such steps as it may deem appropriate to verify any asset of such Obligor (whether by direct enquiry with account debtors or otherwise howsoever).

(d)     Each Obligor will (on one Business Day’s notice or, if an Event of Default is continuing immediately upon request) afford to the Agent or its nominee complete access to such Obligor’s premises during normal business hours for the purpose of inspecting, verifying and auditing the books, records and assets of such Obligor.  Each Obligor will, on request, provide to the Agent or its nominee copies or extracts from such books or records as it may require.

10.         Provisions with respect to Stock

With respect to its Stock, each Obligor will:

(a)        at all times maintain perpetual stock records acceptable to the Agent, which shall accurately itemise and describe (i) the kind, type, quality and quantity of such Stock, (ii) the cost of such Stock and (iii) the daily additions to/withdrawals from such Stock;

(b)        conduct a physical count of such Stock at least once a year and (if an Event of Default is continuing) at such other times as the Agent may require, and deliver to the Agent a report acceptable to it with respect to such count;

(c)        (except for sales of Stock in the ordinary course of business and movements of Stock previously approved by the Agent in writing) not remove any Stock from property controlled by it or from a public warehouse;

(d)        produce, use, store and maintain its Stock with reasonable care and in accordance with all insurance and regulatory requirements;

(e)        not, without the Agent’s prior written consent, sell any Stock exceeding €10,000 on sale or return or similar terms;

(f)         keep the Stock in good and marketable condition and not (without the prior written consent of the Agent) accept any consignment stock.

11.         Provisions with respect to Financial Statements and Audit

(a)             Each set of financial statements delivered by the Company pursuant the provisions of this schedule shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.  The Company shall procure that all audited financial statements so delivered are (i) prepared by Price Waterhouse Coopers, KPMG, Deloittes or Ernst & Young or other auditors previously approved by the Agent and (ii) prepared in accordance with GAAP and using accounting principles and policies which are consistently applied.

(b)             Each Obligor will permit the Agent or its appointed representatives or agents at the relevant Obligor’s expense to conduct an audit of its financial records, systems and forecasts on a quarterly basis or, following a Default at more frequent intervals as the Agent may stipulate and will afford all co-operation to the Agent and its representatives or agents to enable such audit to take place.

12.         Reporting to Senior Tranche B Lender

If so required by the Senior Tranche B Lender, the Company shall provide to the Senior Tranche B Lender copies of reports referred to in paragraphs 4, 5 and 6 of this paragraph (A) at the same time as they are provided to the Agent.

13.         Definitions

“Eligible Receivables” means, at any time, any Receivables at such time which are evidenced by an invoice rendered by a Borrower to account debtors save for any Receivable which (in the reasonable opinion of the Agent):

(a)     does not arise from the actual and bona fide sale and delivery of goods or rendering of services in the ordinary course of the business of the relevant Borrower;

(b)     remains fully or partly unpaid after its Maturity Date or such longer period as may be agreed by the Agent;

(c)     is owing by a single account debtor if Receivables representing 50% or more of the aggregate balance owing by such account debtor to the Borrowers are not Eligible Receivables by reason of the operation of paragraph (b) above;

(d)     is owed by a director, officer, employee or Affiliate of any Obligor;

(e)     is the subject of an (alleged) counterclaim or set off to the extent of such (alleged) counterclaim or set off;

(f)      arises from or relates to a contract in respect of which (i) performance has not been completed by the relevant Borrower, (ii) no invoice has been rendered or (iii) the relevant Borrower is not entitled to effect an assignment;

(g)     involves an account debtor which is the subject of any winding up, administration, examination or similar procedure indicative of insolvency;

(h)     involves an account debtor whose obligation to pay the Receivable is in any respect conditional or subject to any right of return, rejection or similar right;

(i)      is owed by an account debtor incorporated or resident in any country other than (a) a country which was a Member State of the European Union on 30 April 2004 and (b) the United States of America and is not insured under arrangements which are acceptable to the Agent in its discretion;

(j)      is owed by an account debtor whose total indebtedness to the Obligors exceeds any credit limit set by the Agent from time to time;

(k)     is affected by proceedings or actions which are threatened or pending against the relevant account debtors and which may result in any material adverse change in any such account debtor’s financial condition;

(l)      represents amounts owing by a concessionaire where the relevant receipts are credited to a bank account of the host store;

(m)    is subject to facts, events or occurrences which would impair the validity, enforceability, collectability or full recoverability of that Receivable (whether on account of the jurisdiction in which it is situate, the legal system applicable to it or any other matter);

“Eligible Stock” means all Stock save for any Stock which, at any time and in the reasonable opinion of the Agent:

(a)     is obsolete, slow-moving, not in good condition or not currently usable or saleable;

(b)     is held at third party premises without acceptable access arrangements for the Agent;

(c)     constitutes materials over which the Agent does not have a valid first ranking fixed or floating charge under the Security Documents;

(d)     constitutes consumables used in a Borrower’s business or constitutes packaging or shipping materials;

(e)     constitutes returned, damaged or defective materials;

(f)      is held by a Borrower as consignee for a third party;

(g)     is not the property of the relevant Borrower by virtue of retention of title or Romalpa provisions in favour of any person;

(h)     is spare parts or scrap;

(i)      is in transit outside property which is owned and controlled by any Obligor except in cases where they are (i) in transit between such properties and the aggregate value of such Stock does not at any time exceed the sum of €75,000 or (ii) in transit to an Obligor and the Agent has direct access to all originals of the bills of lading or other documents of title with respect to such Stock and has received all such other documents as the Agent requires to perfect its security and to obtain possession from any third party (provided that the value of Stock which may be regarded as Eligible Stock under this sub-paragraph (ii) shall not exceed €10,000,000);

(j)      constitutes retail inventory held in the possession or control of a retailer or otherwise outside the control of the relevant Borrower;

(k)     constitutes retail inventory where the Net Stock Value exceeds the arms length wholesale price (but only to the extent of the excess);

(l)      is unsuitable for forming the basis of a lending decision as a result of any legal, regulatory or similar consideration.

(B)         FINANCIAL UNDERTAKINGS

1.            The Company shall procure that in respect of each Review Period:

(a)            Net Worth shall at no time be less than the corresponding amount set out in the column B of the table below; and

(b)           Trading Cashflow shall not be less than the corresponding amount in column C of the table below:

(A) REVIEW PERIOD (ending on or about)	(B) NET WORTH	(C) TRADING CASHFLOW
	(€million)	(€ million)

Fiscal 2005
October ‘04	119.0	(111.0)
November ‘04	119.0	(111.0)
December ‘04	119.0	(111.0)
January ‘05	103.0	(117.0)
February ‘05	103.0	(117.0)
March ‘05	103.0	(117.0)

Fiscal 2006
April 05	93.0	(115.0)
May ‘05	93.0	(115.0)
June ‘05	93.0	(115.0)
July ‘05	85.0	(86.0)
August ‘05	85.0	(86.0)
September ‘05	85.0	(86.0)
October ‘05	92.0	(47.0)
November ‘05	92.0	(47.0)
December ‘05	92.0	(47.0)
January’ 06	95.0	(35.0)
February ‘06	95.0	(35.0)
March ‘06	95.0	(35.0)

Fiscal 2007
April ‘06	90.0	(8.0)

May ‘06	90.0	(8.0)
June ‘06	90.0	(8.0)
July ‘06	82.0	(6.0)
August ‘06	82.0	(6.0)
September ‘06	82.0	(6.0)
October ‘06	91.0	(3.0)
November ‘06	91.0	(3.0)
December ‘06	91.0	(3.0)
January ‘07	97.0	0.0
February ‘07	97.0	0.0
March ‘07	97.0	0.0

Fiscal 2008
April ‘07	90.0	0.0
May ‘07	90.0	0.0
June ‘07	90.0	0.0
July ‘07	82.0	0.0
August ‘07	82.0	0.0
September ‘07	82.0	0.0

2.            If the Company acquires a New Subsidiary, then the Agent may agree revised financial undertakings with the Company to reflect the changed situation subject to the approval of the Majority Lenders.

(C)         MARGIN ADJUSTMENT

1.             If at any time:

(a)           the Company delivers audited consolidated financial statements to the Agent in accordance with the provisions of paragraph (A) 6 of this Schedule; and

(b)           the conditions noted in the ensuing paragraphs of this paragraph (C) have been satisfied,

then the Senior Margin shall be adjusted in accordance with the provisions set out below.

2.           Subject to paragraph 3 below, if the audited consolidated financial statements so delivered to the Agent disclose that, in respect of the relevant financial period and after excluding any exceptional gains, consolidated profit before tax:

(a)           was greater than zero, then the Senior Margin shall be reduced to 2.25 per cent. per annum;

(b)           was greater than €5,000,000, then the Senior Margin shall be reduced to 2 per cent. per annum; and

(c)           was greater than €10,000,000, then the Senior Margin shall be reduced to 1.75 per cent. per annum.

3.           No reduction in the Senior Margin pursuant to paragraph 2 above shall take effect unless the following conditions are also satisfied at the time of delivery of the relevant financial statements to the Agent:

(a)             no Default has occurred and is continuing;

(b)            Trading Cashflow in respect of the immediately preceding 12 month period has been greater than zero; and

(c)             the Total Availability exceeds the aggregate amount of the outstanding Utilisations in respect of the Receivables Finance Facility, the Revolving Credit Facility and the Extended Term Loan by at least €10,000,000.

4.           The foregoing provisions of this paragraph (C) shall be applied on each occasion on which audited consolidated financial statements are delivered to the Agent in accordance with paragraph (A)6 of this Schedule and:

(a)     if either (i) such financial statements disclose that, in respect of the relevant financial period and after excluding any exceptional gains, there was no consolidated profit before tax or (ii) the conditions set out in paragraph 3 above have not been met in respect of that 12 month period, then the Senior Margin shall remain at or be restored to 2.5 per cent. per annum; and

(b)     otherwise, the Senior Margin shall be increased or reduced to the appropriate level in accordance with the provisions of paragraphs 2(a),(b) and (c) above.

5.             Any adjustment in the Senior Margin in accordance with the foregoing provisions shall have effect with respect to any interest which accrues after the date of delivery of the relevant financial statements to the Agent.

6.             If the Company fails to deliver any audited financial statements when due in accordance with paragraph (A)6  of this Schedule, the Margin shall thereupon be restored to 2.5 per cent. per annum.

(D)          ADJUSTMENTS TO FACILITIES

1.             Notwithstanding any other provision of this Agreement, the Senior Facility Limit as at the date of this Agreement shall be €140,000,000.

2.             This paragraph (D) of this Schedule 3 sets out the terms upon and subject to which the Senior Facility Limit may be increased up to a maximum of €210,000,000.

3.             The Senior Facility Limit shall be increased to the amount of the Total Senior Commitments which result from the syndication process to be undertaken by the Agent after the date of this Agreement.  The Obligors acknowledge that the Senior Commitments derived from the syndication process shall first be applied in reducing the Senior Commitment of Burdale Financial Limited to €40,000,000 before any such amounts are applied in increasing the Senior Facility Limit.

4.              If the conditions mentioned in paragraph 3 above are satisfied then:

(a)     the Senior Facility Limit shall be increased to the amount ascertained in accordance with the provisions of those paragraphs; and

(b)     the Agent, the Senior Lenders and the Company shall execute, or procure the execution of, such documentation as the Agent may reasonably request in order to give effect to the arrangements described in paragraph (a) above.

SCHEDULE 4

Provisions Applicable to US Lenders and the Administration of the Senior Facilities

1.           OPTION TO BECOME A PARTICIPATING LENDER

A US Lender may by notice to the Agent (on or before the date such US Lender becomes a Lender hereunder or such later date as the Agent may agree), at its option, elect to be a Participating Lender.  Promptly upon the receipt of such notice, the Agent shall notify each Funding Lender of such election by a US Lender.  To the extent that any US Lender has exercised such option and provided such notice to the Agent, such Participating Lender shall be deemed to have, and hereby agrees to, irrevocably purchase from the Funding Lenders, and the Funding Lenders shall be deemed to have sold, and hereby agree to sell, to such Participating Lender an unfunded risk participation in the Utilisations of Non-US Borrowers from time to time outstanding on the terms and conditions of this Agreement, with the participation interest of such Participating Lender to be in an amount equal to its Pro Rata Share.

2.            OBLIGATIONS OF THE FUNDING LENDERS

So long as any US Lender has elected to be a Participating Lender, unless and until a Participation Settlement Date (as defined below), the Funding Lenders shall fund, in accordance with the terms hereof, the Utilisations of the Non-US Borrowers that would otherwise be required to be funded by such Participating Lender in the amount of the Pro Rata Share of such Participating Lender.  The Participating Lender shall at all times fund its Pro Rata Share of the Utilisations of the US Borrowers in accordance with the terms of this Agreement.  Each Funding Lender shall fund the Pro Rata Share of Participating Lenders in the Utilisations of Non-US Borrowers in such proportions as the Funding Lenders may agree, subject to the approval of the Agent in each instance as to any such agreement.

3.            FUNDING FOLLOWING AN EVENT OF DEFAULT

(a)        If at any time an Event of Default has occurred and is continuing, the Agent or any Funding Lender shall have the right, upon written notice (a “Participation Funding Notice”) to the Agent and to each Lender to require all of the Lenders to thereafter fund their respective shares of the Utilisations of all Borrowers, including in the case of the Participating Lenders, the Non-US Borrowers and for the Participating Lenders to make payments to the Funding Lenders in respect of the participation of such Participating Lenders in the amounts funded by the Funding Lenders.

(b)        Within three (3) Business Days after the receipt by the Agent of the Participation Funding Notice, the Agent shall deliver to each Lender, a summary statement of the amount of outstanding Utilisations as of the close of business on the Business Day immediately preceding the date of such summary statement (such date being the “Participation Settlement Date”).  Such summary statement shall state the amount of each category of Utilisation and the currency in which each Utilisation is denominated and the amount each Participating Lender is required to fund (as to each Participating Lender, the “Participation Amount”), in each case so that after giving effect thereto the aggregate amount of all funds provided to the Agent by such Participating Lender equals its Pro Rata Share of the Utilisations of each Borrower (whether a US Borrower or a Non-US Borrower) as of the Participation Settlement Date.  If the summary statement is sent by the Agent and received by a Participating Lender prior to 12:00 p.m. New York City time then such Participating Lender shall pay to the Agent for the account of the Funding Lenders in immediately available funds, the applicable Participation Amount in the currency or currencies specified in the summary statement by no later than 3:00 p.m New York City time on the same Business Day and if received by a Participating Lender after 12:00 p.m. New York City time then such Lender shall make such payment to Agent by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt. Upon receipt of such funds from a Participating Lender, the Agent shall promptly pay to each Funding Lender its share of the Participation Amount.  On and after the Participation Settlement Date, the Funding Lender shall cease to make any funds available in respect of the US Lenders’ shares of any Utilisations, except as the Parties may otherwise agree.

4.           OBLIGATIONS UNCONDITIONAL

The obligations of each Participating Lender under the terms of this Schedule 4 are irrevocable and shall not be subject to any qualification or exception whatsoever and shall be performed in accordance with this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a)      any lack of validity or enforceability hereof or of any of the other Finance Documents;

(b)      the existence of any claim, set-off, defence or other right which any Borrower may have at any time against the Agent, any Lender, or any other person, whether in connection with the Finance Documents or any unrelated transactions;

(c)      any adverse change in the condition (financial or otherwise) of any Obligor;

(d)      any breach of this Agreement by any Borrower, Guarantor, the Agent, or any Lender;

(e)      the surrender or impairment of any security for the performance or observance of any of the terms of any of the Finance Documents;

(f)       the occurrence of any Event of Default or Default; or

(g)      any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing.

5.           DEFAULT BY PARTICIPATING LENDER

If and to the extent to which any Participating Lender shall not have made available to the Agent on the Participation Settlement Date any amount payable by such Lender pursuant to this the terms of this Schedule 4, such Lender agrees to pay to the Agent (for the account of the Funding Lenders) forthwith on demand such amount in the applicable currency together with interest thereon, for each day from the Participation Settlement Date until the date such amount is paid to the Agent, at the rate conclusively certified by the Agent to represent its cost of funding the unpaid sum.  If such amounts are not paid within three days of the Agent’s demand, then they shall bear at the highest rate of interest provided for in Clause 14.4 (Default Interest).  The failure of any such Participating Lender to make available to the Agent for the account of the Funding Lenders its Participation Amount shall neither relieve any other Lender of its obligation to make available to the Agent for the account of the Funding Lenders such other Participating Lender’s Participation Amount on the date such payment is to be made nor increase the obligation of any other Participating Lender to pay its Participation Amount to the Agent. A Participating Lender that fails to pay to the Agent its Participation Amount shall be deemed a “Defaulting Lender” and subject to all of the terms with respect thereto set out in the ensuing provisions of this Schedule 4.

6.           FUNDING BY PARTICIPATING LENDERS

On and after the Participation Settlement Date, each Senior Lender, including Participating Lenders, shall provide such funds pursuant to a Utilisation Request on the Utilisation Date as provided herein or to the Agent pursuant to the settlements provided for below, as the case may be, in each case in the currency or currencies specified therein and for the account of the Borrower specified therein.

7.           ADMINISTRATIVE MATTERS

In order to administer the Facilities in an efficient manner and to minimize the transfer of funds between the Agent and Senior Lenders, in lieu of requiring each Lender (including any Funding Lender) to provide the Agent with immediately available funds representing its Pro Rata Share of each Utilisation prior to the disbursement of such amounts to a Borrower, the Agent may, at its option, subject to the terms of this paragraph 7, make available, on behalf of the Senior Lenders, the full amount of the Utilisation requested or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Utilisation.

(a)      With respect to all Utilisations made by the Agent on behalf of Senior Lenders as provided in this Section, the amount of each Senior Lender’s Pro Rata Share of the outstanding Utilisations shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. London time on the Business Day immediately preceding the date of each settlement computation; provided that the Agent retains the absolute right at any time or from time to time to make the above described adjustments twice in any week.  The Agent shall deliver to each of the Senior Lenders (including Funding Lenders and Participating Lenders) after the end of each week, or at such lesser period or periods as the Agent shall determine, a summary statement of the amount of outstanding Utilisations for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).

(b)      If the summary statement is sent by the Agent and received by a Lender prior to 12:00 p.m. New York City time as to a US Lender, London time as to a Non-US Lender then such Lender shall make the settlement transfer described in this sub-clause by no later than 3:00 p.m New York City time as to a US Lender, or London time as to a Non-US Lender on the same Business Day and if received by a Lender after 12:00 p.m. New York City time as to a US Lender, or London time as to a Non-US Lender then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time as to a US Lender, or London time as to a Non-US Lender on the next Business Day following the date of receipt.  Except as to a Participating Lender to the extent of its unfunded risk participation and funding on its behalf by Funding Lenders as provided herein, prior to a Participation Settlement Date (A) if, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Utilisations is more than such Lender’s Pro Rata Share of the outstanding Utilisations as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to the Agent the amount of the increase or (B) alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Utilisations in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Utilisations for the previous Settlement Period, the Agent shall forthwith transfer to such Lender the amount of the decrease.  A Participating Lender shall not be subject to the foregoing as to Utilisations of Non-US Borrowers to the extent that Funding Lenders are funding the share of such Participating Lender of such Utilisations as provided herein prior to a Participation Settlement Date.  For the purposes of such settlements prior to a Participation Settlement Date, the Funding Lenders shall be deemed to have a Pro Rata Share calculated based on the Pro Rata Share of the Participating Lenders, but only as to the Utilisations of the Non-US Borrowers and shall settle with the Agent accordingly and the Pro Rata Share of each Participating Lender shall be reduced by the portion of such Pro Rata Share that has been funded on its behalf by the Funding Lenders in respect of the Utilisations of the Non-US Borrowers. A Participating Lender shall be subject to the foregoing procedures for settlement transfers using the full Pro Rata Share of such Lender as to Utilisations of Non-US Borrowers at all times on and after a Participation Settlement Date. Each amount payable by a Lender to the Agent hereunder shall be paid in the currency specified by the Agent based on the currencies in which the then outstanding Utilisations are denominated or if the Agent so agrees, such other currencies as the Agent may accept but subject to such charges and expenses as the Agent may require in order to convert such other currencies to the extent required.

(c)       The obligation of each Lender to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by the Agent.  The Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the euro amount of its Pro Rata Share of the outstanding Utilisation.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Utilisations to the extent such Utilisations have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Utilisations prior to the time when Lenders will actually advance and/or be repaid such Utilisations, interest and commissions with respect to Utilisations shall be allocated by the Agent in accordance with the amount of the funds actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such funds are so advanced to but excluding the date such Utilisations are either repaid by Borrowers or actually settled with the applicable Lender as described in this sub-clause.

8.           RECOVERY FROM LENDERS

If the Agent makes any amounts available to a Borrower hereunder and any Lender fails to make a payment to the Agent hereunder pursuant to the settlement provided above or otherwise, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent at the rate or rates of interest referred to in paragraph 5 above.

(a)        During the period in which such Lender has not paid such amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Finance Documents, the amount so advanced by the Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by the Agent for its own account.  Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Company of such failure and the Borrowers shall pay such corresponding amount to the Agent for its own account within five (5) Business Days of the Company’s receipt of such notice.

(b)        A Lender who fails to pay the Agent its Pro Rata Share of any Utilisation made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”.  The Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent.  The Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Finance Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  This sub-clause shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this sub-clause shall not be construed to increase or otherwise affect the Commitment of any other Lender, or relieve or excuse the performance by any Obligor of their duties and obligations hereunder.

9.           ANCILLARY FACILITIES

The provisions of this Schedule 4 do not apply with respect to the Ancillary Facilities nor do they apply with respect to the Senior Tranche B Facility.

SCHEDULE 5

FORMS OF REQUEST

Part I – Form of Receivables Notice

[On letterhead of relevant Borrower]

Date:	•

To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated • (the “Facility Agreement”)

We refer to the Facility Agreement.  Terms defined in which have the same meaning when used in this Receivables Notice.

1.                We wish to advise you that we are entitled to the Receivables numbered assignment • amounting to €• details of which are set out in the attached Schedule, initialled on each page for the purposes of identification.

2.                We hold the invoices strictly to your order and agree to supply them, or a copy (certified by an officer of the relevant Facility Company or otherwise as the Agent may from time to time approve) together with certified copies of relevant shipping documents in respect of such Receivables, and a copy of our irrevocable instructions to the account debtor to pay the full invoice amount of the relevant Receivable (without deduction, withholding or set off) at maturity to a Blocked Account, forthwith upon your request.

3.                We further confirm that the relevant Receivables offered are readily identifiable from our books.

Yours faithfully

for and on behalf of

[Borrower]

SCHEDULE

Invoice No	Account Debtor	Invoice Date

PART II - Form of Cash Request

[On letterhead of relevant Borrower]

Date:	•

To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated • (the “Facility Agreement”)

We refer to the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning when used in this Cash Request.

Pursuant to the terms of the Facility Agreement, we wish you to pay to us the sum of €• ([WRITE AMOUNT IN WORDS ALSO]) as follows:

(a)	Utilisation Date:	•

(b)	Payment Instructions:	Please credit the following account:

		Account Name:	•
		Bank:	• Bank plc
		Branch:	• Branch
		Account No:	•
		Sort Code:	••-••-••

We confirm that the conditions specified in Clause 4.2 (Further Conditions Precedent) are satisfied as at the date of this Cash Request and that no Availability Limit would be breached by the making of the requested Utilisation.

Yours faithfully

for and on behalf of

[Borrower]

PART III - Form of L/C Request

[On letterhead of relevant Borrower]

Date:	•

To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated • (the “Facility Agreement”)

We refer to the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning when used in this L/C Request.

We wish to have [state type of L/C] opened for our account under the Facility Agreement as follows:

(a)	Issue Date:	•

(b)	Expiry Date:	•

(c)	Requested Amount:	•

(d)	Beneficiary:	•

(e)	Beneficiary’s bank account:	•

(f)	Concerning:	[Reference the agreement under which the liability arises, describe its nature and quantify it]

We confirm that the conditions precedent specified in Clause 4.2 (Further Conditions Precedent) are satisfied on the date of this L/C Request and that no Availability Limit will be breached as a result of the requested Utilisation.

Yours faithfully

for and on behalf of

[Borrower]

PART IV - Form of Term Loan Request

[On letterhead of Company/•]

Date:	•

To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated • (the “Facility Agreement”)

We refer to the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning when used in this Request.

We wish to draw the [Equipment Loan] [and the] [Property Loan] as follows:

(a)	Amount:	Equipment Loan	€• ([AMOUNT IN WORDS])
		Property Loan	€• ([AMOUNT IN WORDS])

(b)	Utilisation Date:	Equipment Loan	•
		Property Loan	•

(c)	Payment Instructions:	[In each case, please][Please] credit the following account:

		Account Name:	•
		Bank:	• Bank plc
		Branch:	• Branch
		Account No:	•
		Sort Code:	••-••-••

We confirm that the conditions precedent specified in Clause 4.2 (Further Conditions Precedent) are satisfied as at the date of this Term Loan Request and that no Availability Limit will be breached by the making of the requested Utilisation.

Yours faithfully

for and on behalf of

[the Company/•]

PART V - Form of Senior Tranche B Request

[On letterhead of Company]

Date:	•

To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated • (the “Facility Agreement”)

We refer to the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning when used in this Request.

We wish to draw the Senior Tranche B Loan as follows:

(a)	Amount:	[US$30,000,000]

(b)	Utilisation Date:	[ ]

(c)	Payment Instructions:	Please credit the following account:

		Account Name:	•
		Bank:	• Bank plc
		Branch:	• Branch
		Account No:	•
		Sort Code:	••-••-••

We confirm that the conditions precedent specified in Clause 4.2 (Further Conditions Precedent) are satisfied as at the date of this Senior Tranche B Request and that no Availability Limit will be breached by the making of the requested Utilisation.

Yours faithfully

for and on behalf of

[the Company]

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	Burdale Financial Limited as Lender

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Waterford Wedgwood plc - €[                      ] Facility Agreement

dated [        ] (the “Agreement”)

1.           We refer to the Agreement.  This is an Accession Letter.  Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.           [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [27.2 (Additional Borrowers)]/[Clause 27.3 (Additional Guarantors)] of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.           [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.           The following bank accounts shall be Blocked Accounts of the Additional Obligor for the purposes of the Agreement. [Details to be inserted]

5.           This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Waterford Wedgwood plc]	[Subsidiary]

SCHEDULE 7

FORM OF ACCESSION DOCUMENTS

PART I – FORM OF TRANSFER CERTIFICATE

c

Dated:

Waterford Wedgwood plc – Facility Agreement

dated [           ] 2004 (the “Agreement”)

1.           We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.           We refer to Clause 26.2 (Procedure for transfer):

(a)            The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment (if any), rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)            The proposed Transfer Date is [            ].

(c)             The address, fax number and attention details for notices of the New Lender for the purposes of Clause 33 (Notices) are set out in the Schedule.

3.           The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.           This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.           This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred

[Insert details, including amount to be transferred, and stating whether transfer relates to Senior Facilities, Ancillary Facilities or the Senior Tranche B Facility.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [    ]

By: Burdale Financial Limited

PART II– FORM OF ANCILLARY ACCESSION AGREEMENT

To:          Burdale Financial Limited as Agent

From:    [Acceding Ancillary Facility Provider]

This agreement is supplemental to the Facility Agreement dated                          2004 and made between Waterford Wedgwood plc, the Lenders defined therein and yourselves as Agent. Words and expressions defined in the Facility Agreement have the same meaning when used in this Deed.

[Name of Ancillary Facility Provider] of [address] hereby agrees with each other present and future Party to the Facility Agreement that with effect from the date hereof and in accordance with Clause 2.8 (Ancillary Facility Provider) of the Facility Agreement, it will become an Ancillary Facility Provider for the purposes of the Facility Agreement and will become bound by and entitled to the benefits of the Finance Documents to the extent of the rights and obligations thereby conferred or imposed upon an Ancillary Facility Provider.

Pursuant to the Facility Agreement, the Agent and the Lenders may from time to time make loans and advances and provide other financial accommodations to Borrowers secured by substantially all of the assets and properties of Borrowers and Guarantors, including, among other things, all right, title and interest of Borrowers and Guarantors in, to and under all agreements between any Borrower or Guarantor and [                                  ] (“Bank”) that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross currency swap agreement, currency option or any similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices (collectively, “Hedge Agreements” and individually, a “Hedge Agreement”), including, not limited to, such agreements listed on Exhibit A hereto.

As of the date hereof, the Facility Agreement provides, among other things, that the Agent may establish and maintain Reserves based on the amounts owing by Borrowers or Guarantors to the Bank under the Hedge Agreements (the “Hedge Obligation Reserve”).  The amount of the Hedge Obligation Reserve as of the date hereof is €

Subject to the receipt by the Agent of this agreement duly executed by the Bank, the obligations secured by the Collateral granted by Borrowers and Guarantors to the Agent include all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to the Bank arising under or pursuant to a Hedge Agreement in each case acceptable to Agent, whether now existing or hereafter arising (collectively, the “Hedge Obligations”), subject to the other terms and conditions herein and in the Facility Agreement as from time to time in effect.  In no event shall any of the Hedge Obligations secured by the Collateral, or the rights of the Bank to any proceeds of the

Collateral or otherwise to any payment under the Facility Agreement or any of the Finance Documents in respect of the Hedge Obligations that are entitled to be paid on a pro rata basis with the principal in respect of the Loans and prior to the payment in full in cash or other immediately available funds of any of the other obligations exceed the amount of the Hedge Obligation Reserve as then in effect.  Any of the Hedge Obligations in excess of the amount of the Hedge Obligation Reserve then in effect shall only be entitled to any payment from the proceeds of the Collateral or otherwise to any payment under the Facility Agreement or any of the other Finance Documents after the payment in full, in cash or other immediately available funds of the other amounts owing thereunder.

The Bank will from time to time deliver to the Agent a report setting forth the “mark-to-market” value of each Hedge Agreement, determined in accordance with the procedures customary in the relevant market and the practices of the Bank.  The Bank may, at its option, at such time request in writing that the amount of the Hedge Obligation Reserve be increased or decreased based on the aggregate value of the Hedge Agreements at such time as determined by the Bank.  Upon receipt of any such request, the Agent shall increase or decrease the Hedge Obligation Reserve as requested by the Bank, provided that in no event shall the amount of the Hedge Obligation Reserve, after giving effect to any such increase, together with the aggregate of all Reserves then in effect for the benefit of all other Ancillary Facility Providers exceed euro 10,000,000.  The Hedge Obligation Reserve may not be decreased without the prior written consent of Bank.

Upon receipt by the Bank of written instructions from the Agent the Bank will no longer comply with any instructions or orders originated by the Borrowers, Guarantors or any of their respective affiliates or representatives concerning any Hedge Agreement and will comply only with the instructions or orders of the Agent with respect thereto, without any further consent by any Borrower, Guarantor or its affiliates or representatives.  The Bank is hereby irrevocably authorised and directed to follow such instructions or orders without any inquiry as to the Agent’s right or authority to give such instructions or orders and the Bank is fully protected in acting in accordance therewith.  The Bank shall not for any reason exercise any lien rights or rights of set off (other than netting provisions provided for in the Hedge Agreements with respect to amounts payable by the Borrower or any Guarantor as a counterparty under the Hedge Agreements) or other claims against amounts owing to the Borrowers and Guarantors pursuant to the Hedge Agreements, without the prior consent of the Agent.  Upon the Agent’s request, the Bank will from time to time report to the Agent the amounts then outstanding with respect to the Hedge Agreements consistent with its current practices as of the date hereof with the Borrowers or more frequently as the Agent may reasonably request, together with such other information with respect hereto as the Agent may reasonably request.

The Bank hereby acknowledges the collateral assignment of its Swap Agreements and consents to such collateral assignment provided that such consent is expressly limited to the Agent for the benefit of the Lenders and such consent is not extended to the further sale or transfer by the Agent to any other person or entity in connection with the exercise of the Agent’s rights under the Finance Documents other than to a successor to the Agent under the Financing Agreements acting in that capacity.

Nothing contained herein shall be construed as an assumption by the Agent or any Lender of the obligations or liabilities of any Borrower, Guarantor or any of its affiliates to Bank or any other person pursuant to any Hedge Agreement or otherwise.  In its capacity as a counterparty to the Hedge Agreement the Bank shall not be deemed to have any rights as a Lender under the Facility Agreement or any of the other Finance Documents and the Agent shall not have any duties to the Bank except as expressly provided for in the Facility Agreement.

The Agent and the Lenders are relying upon this agreement in providing financing to the Borrowers and the Guarantors and this agreement will be binding upon the Bank, the Borrowers and the Guarantors and their respective successors and assigns and inure to the benefit of the Agent and the Lenders and their respective successors and assigns.  This agreement may not be amended, modified, supplemented or terminated orally or by course of conduct or otherwise but only by a written agreement signed by the parties hereto.

The Borrowers and Guarantors will not assert any claims against the Bank as counterparty to any Hedge Agreement solely as a result of the Bank following the instructions or orders of the Agent pursuant to the terms hereof with respect to any Hedge Agreement or against the Agent or any Lender as a result of the Agent complying with the request of the Bank with respect to the Hedge Obligation Reserve.

This agreement shall be governed by and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

This agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

The address and other details of the Ancillary Facility Provider are as follows:

[                                                                                                               ]

A Creditor’s Accession Deed is also enclosed for the purposes of the Intercreditor and Security Trust Agreement dated [               ] 2004.

SIGNED for and on behalf of

[	]

SCHEDULE 8

PERMITTED DISPOSALS

1.	Eagle Factory

2.	Alexandra Factory

3.	Mason’s Ironstone

4.	Stourbridge Site/Stuart Crystal Manufacturing Site

5.	Midwinter Tip

6.	Leek Road Sports Field

7.	Crief Retail Premises

8.	Derelict Land at Kilbarry

9.	The share capital and/or assets of WC Designs

SCHEDULE 9

EXISTING FINANCIAL INDEBTEDNESS

FOREIGN EXCHANGE CONTRACTS

	Maturity	Amount ($’mils)

Bank of Ireland	26/10/04	2.0
	23/11/04	2.0
	27/12/04	2.0
	25/01/05	2.0
	22/02/05	2.0
	22/03/05	2.0
	30/06/05	2.0
	30/09/05	2.0

Barclays	26/10/04	2.5
	26/11/04	2.5
	27/12/04	2.5
	26/01/05	2.5
	26/02/05	2.5
	25/03/05	2.5

Wachovia	29/10/04	2.5
	30/11/04	2.5
	31/12/04	2.5
	31/01/05	2.5
	28/02/05	2.5
	31/03/05	2.5

		Amount (Y’mils)

	15/06/05	250.0
	15/09/05	250.0
	15/12/05	250.0
	15/03/05	250.0

EXECUTION PAGES

THE COMPANY

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD PLC	)
Address: 1-2 Upper Hatch Street, Dublin 2, Ireland	)
Fax No: 00-353-1-478-4863)
Attention: The Company Secretary	)

THE ORIGINAL BORROWERS

SIGNED for and on behalf of	)
JOSIAH WEDGWOOD & SONS LIMITED	)

SIGNED for and on behalf of	)
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD RETAIL LIMITED	)

SIGNED for and on behalf of	)
WEDGWOOD LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD UK PLC	)

SIGNED for and on behalf of	)
STUART & SONS LIMITED	)

SIGNED for and on behalf of	)
STATUM LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD USA, INC.	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD INC.	)

SIGNED for and on behalf of	)
WW INC.	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD PLC	)

SIGNED for and on behalf of	)
WATERFORD CRYSTAL (MANUFACTURING) LIMITED	)

SIGNED for and on behalf of	)
WATERFORD CRYSTAL LIMITED	)

SIGNED for and on behalf of	)
CASH’S MAIL ORDER LIMITED	)

SIGNED for and on behalf of	)
ROSENTHAL AG	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD GMBH	)

THE ORIGINAL GUARANTORS

SIGNED for and on behalf of	)
JOSIAH WEDGWOOD & SONS LIMITED	)

SIGNED for and on behalf of	)
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD RETAIL LIMITED	)

SIGNED for and on behalf of	)
WEDGWOOD LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD U.K. PLC	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD AUSTRALIA LIMITED	)

SIGNED for and on behalf of	)
STUART & SONS LIMITED	)

SIGNED for and on behalf of	)
STATUM LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD USA, INC.	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD HOLDINGS INC.	)

SIGNED for and on behalf of	)
WW INC.	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD FINANCE INC.	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD LINENS INC.	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD PLC	)

SIGNED for and on behalf of	)
WATERFORD CRYSTAL (MANUFACTURING) LIMITED	)

SIGNED for and on behalf of	)
WATERFORD CRYSTAL LIMITED	)

SIGNED for and on behalf of	)
CASH’S MAIL ORDER LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD GMBH	)

SIGNED for and on behalf of	)
JOSIAH WEDGWOOD & SONS (AUST) PTY LTD	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD JAPAN LIMITED	)

SIGNED for and on behalf of	)
WATERFORD WEDGWOOD CANADA INC.	)

THE SENIOR LENDERS

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)
Address: 53 Queen Anne Street, London W1G 9HP	)
Fax No: 020 7935 5445)
Attention: Company Secretary	)

Senior Commitment: € 140,000,000

THE SENIOR TRANCHE B LENDERS

SIGNED for and on behalf of	)
SABERASU JAPAN INVESTMENTS II B.V.	)
By:
Title: Managing Director
By:
Title: Managing Director
Address:	)
Fax No:	)
Attention:	)

Senior Tranche B Commitment: US$30,000,000

THE AGENT

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)
Address: 53 Queen Anne Street, London W1G 9HP	)
Fax No: 020 7935 5445)
Attention: Company Secretary	)